UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☒	Filed by a party other than the Registrant:	☐
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MIDWESTONE FINANCIAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800
March 10, 2017

Dear Shareholder:
On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group, Inc. to be held at 2:00 p.m. on April 20, 2017, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240.
This year we are using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, Annual Report on Form 10-K for the year ended December 31, 2016, and proxy card to shareholders over the internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or as provided in the proxy statement. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials.
Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, all of whom are incumbent directors, except Douglas K. True. Our board of directors has approved an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000 to provide greater flexibility to issue new shares in a capital raise or acquisition in the future. Our board of directors has also approved the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan, which will become effective if approved by our shareholders, to replace the MidWestOne Financial Group, Inc. 2008 Equity Incentive Plan. We have also included a non-binding, advisory proposal to approve the compensation of our named executive officers, or “say-on-pay” proposal. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, RSM US LLP to act as our independent registered public accounting firm for the year ending December 31, 2017. We recommend that you vote your shares for each of the four director nominees, in favor of the amendment to our articles of incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000, in favor of the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan, in favor of the compensation arrangements of our named executive officers, and in favor of the ratification of our independent registered public accounting firm. At the meeting, we will also review our performance in 2016 and update you on how we are dealing with the current economic environment and our strategic plan as we move forward.
We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by following the instructions provided on the notice as soon as possible. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.

Very truly yours,

Kevin W. Monson
Chairman of the Board

102 South Clinton St.
Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2017

To Our Shareholders:
The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 20, 2017, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, for the following purposes:

1.	to elect four members of the board of directors;

2.
to approve an amendment to our articles of incorporation increasing the number of authorized shares of common stock from 15,000,000 shares, par value $1.00 per share, to 30,000,000 shares, par value $1.00 per share;

3.	to approve the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan;

4.	to approve, in a non-binding, advisory proposal, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;

5.	to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

6.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 1, 2017, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By Order of the Board of Directors

Kevin W. Monson
Chairman of the Board

Iowa City, Iowa
March 10, 2017

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2017

This proxy statement is being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 20, 2017, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, which we have filed with the Securities and Exchange Commission (the “SEC”), is first being transmitted or delivered to our shareholders on or about March 10, 2017.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne Financial,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries. The terms “MidWestOne Bank” and “the Bank” refer to the Company’s wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa.
Q:    What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the SEC that, among other things, explains the items on which you are asked to vote on the proxy card.
Q:    Why did I receive access to the proxy materials?

A:
We have made the proxy materials available to you over the Internet because on March 1, 2017, the record date for the annual meeting, you owned shares of MidWestOne Financial common stock. This proxy statement describes the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 20, 2017. It also gives you information concerning the matters to assist you in making an informed decision.

If you vote pursuant to the instructions set forth in the notice and herein, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.
If you have signed and returned the proxy card or voted over the Internet or by telephone and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

Q:	Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?
We are using the SEC’s notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 10, 2017, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

Q:    What matters will be voted on at the meeting?

A:
You are being asked to vote on: (i) the election of four members of our board of directors for a term expiring in 2020;(ii) the approval of an amendment to our amended and restated articles of incorporation, as amended (our “Articles of Incorporation”), increasing the number of authorized shares of common stock from 15,000,000 shares to 30,000,000 shares; (iii) the approval of the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”); (iv) a non-binding, advisory proposal to approve the compensation of our named executive officers (referred to as a “say-on-pay” proposal); and (v) the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2017 fiscal year. These matters are more fully described in this proxy statement.

Q:    How do I vote?

A:
After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the notice. You may vote by telephone, by Internet, by mail by completing, signing, dating and mailing the proxy card you received in the mail, if you received paper copies of the proxy materials, or in person at the meeting. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please vote by following the instructions on the notice.

If you sign and return your proxy card or vote over the Internet or by telephone but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the approval of the amendment to our Articles of Incorporation increasing the number of authorized shares of common stock, “for” the approval of the 2017 Equity Incentive Plan, “for” the say-on-pay proposal, and “for” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2017 fiscal year.
If you are a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), then you received access to these proxy materials from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card, or vote by telephone or Internet, in advance of the annual meeting in case your plans change.
Q:    If I hold shares in the name of a broker, who votes my shares?

A:
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of an issuer's independent registered public accounting firm is considered to be a routine matter; the election of directors, approval of an amendment to the articles of incorporation, approval of an equity compensation plan, including the 2017 Equity Incentive Plan, and say-on-pay proposal are considered to be non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, but generally will not be permitted to vote on any of the other matters described in this proxy statement.

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
Q:     How will my shares of common stock held in the employee stock ownership plan be voted?

A:
We maintain an employee stock ownership plan ("ESOP") that owns 278,440 or 2.4% of the current outstanding shares of our common stock. Employees of the Company and the Bank participate in the ESOP. As of the record date, 278,440 shares have been allocated to ESOP participants. Each ESOP participant has the right to instruct the trustee of the plan how to vote the shares of our common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card, the ESOP trustee will vote the participant's shares in accordance with the participant's instructions. Shares of our common stock held in the ESOP, but not allocated to any participant's account, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee in proportion to the results of the votes cast on the issue by the participants and beneficiaries.
Q:    What does it mean if I receive more than one notice card?

A:
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote all of your shares by proxy, please follow the separate voting instructions that you received for the shares of common stock held in each of your different accounts.

Q:	What if I change my mind after I vote?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, by mail;

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.
All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.
Q:    How many votes do we need to hold the annual meeting?

A:
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On March 1, 2017, the record date, there were 11,442,160 shares of common stock issued and outstanding. Therefore, at least 5,721,081 shares need to be present, in person or by proxy, at the annual meeting.
Q:    What happens if a nominee is unable to stand for re-election?

A:
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

Q:	What options do I have in voting on each of the proposals?

A:
Except with respect to the election of directors, you may vote “for,” “against” or “abstain” on each proposal properly brought before the meeting. In the election of directors you may vote “for” or “withhold authority to vote for” each nominee.

Q:    How many votes may I cast?

A:	Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

Q:    How many votes are needed for each proposal?

A:
Except with respect to the election of directors, a majority of the votes cast at the meeting will approve each matter that arises at the annual meeting. Directors will be elected by a plurality, and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne Financial. Please note, however, that because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.

Also, please remember that the election of directors, the approval of an amendment to our Articles of Incorporation, the approval of the 2017 Equity Incentive Plan, and the say-on-pay proposal are all considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.
Q:    Where do I find the voting results of the meeting?

A:	If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we expect to file within four business days after the meeting.
Q:    Who bears the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:
ELECTION OF DIRECTORS
MidWestOne Financial’s board of directors is divided into three classes. At the annual meeting to be held on April 20, 2017, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.
The Nominating and Corporate Governance Committee of our board of directors has nominated four persons for election at this annual meeting, all of whom are incumbent directors, except Douglas K. True. These nominations were further approved by the full board. We did not receive any shareholder nominations for director for the 2017 annual meeting. Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director, position with MidWestOne Financial, qualifications to serve on the board and business experience. Unless otherwise specified, each position currently held by a nominee or director has been held for at least five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2020.
Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends that you vote your shares “for” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND NAMED EXECUTIVE OFFICERS
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions, except as described under “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employment Agreements - Messrs. Funk, Jehle, and Weise,and Mses. Lorenson and Evan, ” “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employee Covenant Agreement - Mr. Cook” and “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.” No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer, except for Tracy S. McCormick, who is the daughter of Director Emeritus W. Richard Summerwill. No nominee, or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) or of any investment company within the past five years.
The Company’s prior bylaws, which became effective upon consummation of the Company’s merger with Central Bancshares, Inc. (“Central”) in May 2015 (the “Merger”), provided that Mr. John M. Morrison would not stand for re-election at the 2017 annual meeting but could recommend an individual to fill his board seat. However, the Nominating and Corporate Governance Committee and our board of directors determined that it would be in the best interests of the Company to nominate Mr. Morrison for an additional term as a director. As a result, the Company amended its bylaws to allow Mr. Morrison to stand for re-election at the annual meeting to serve for a term until the 2020 annual meeting of shareholders.
Mr. William N. Ruud, whose term of service as a director on the board of directors expires at the 2017 annual meeting, informed the board that he did not wish to continue his service on the board after the 2017 annual meeting due to his taking a new job and relocating for that job. Mr. Ruud informed the board that he made his decision not to stand for re-election voluntarily, and that his decision was not due to any disagreement with the Company. In conjunction with Mr. Ruud’s departure, a new director, Douglas K. True, has been nominated to fill the vacant seat created by Mr. Ruud.

NOMINEES

Term Expiring 2020

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Charles N. Funk	2000	Director, President and Chief Executive Officer of MidWestOne Financial and the Bank
	Michael A. Hatch	2015	Director of MidWestOne Financial
	John M. Morrison	2015(1)	Director of MidWestOne Financial
	Douglas K. True	-	Director of MidWestOne Financial and the Bank

(1)	Mr. Morrison became a director of the Company upon completion of the merger of the Company with Central on May 1, 2015. He had been a director of Central since 1988.
Charles N. Funk. Mr. Funk, 62, is the President and Chief Executive Officer of the Company and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank-Des Moines. Mr. Funk has taught for the Colorado Graduate School of Banking in Boulder, Colorado, the Iowa School of Banking, and the Stonier Graduate School of Banking at Georgetown University. He serves on the board of directors of Folience and of the American Bankers Association, and was the Chairman of the Iowa Bankers Association in 2010 and 2011. Mr. Funk graduated with a B.A. from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne Financial’s business and operations and because of his role as the President and Chief Executive Officer of MidWestOne Financial and the Bank.
Michael A. Hatch. Mr. Hatch, 68, has been employed as a trial and litigation attorney with Blackwell Burke P.A. since 2007. He became a director of the Company upon the completion of our merger with Central in May 2015. Among his prior experience, Mr. Hatch served as Minnesota’s Attorney General from 1999 to 2007, and he has served on the boards of a number of insurance companies. He earned his Bachelor’s degree from the University of Minnesota-Duluth and his Juris Doctorate from the University of Minnesota Law School. Among other attributes, skills and qualifications, we believe that Mr. Hatch’s service as a board member of insurance companies and extensive experience in the Minnesota legal arena enable him to bring valuable insight and knowledge to the Company’s board and Compensation Committee.
John M. Morrison. Mr. Morrison, 79, is a director of the Company and served as the Chairman of the Board of the Company from May 2015 to April 2016, upon the completion of our merger with Central. He served as the Chairman of Central since 1988. Mr. Morrison also serves as the Chairman of the University of St. Thomas. Among his prior experience, Mr. Morrison has also served as a director of three publicly-traded companies. Mr. Morrison received his Bachelor’s degree from the University of Minnesota and attended law school at LaSalle University. He received an honorary Doctor of Law degree from the University of St. Thomas. Among other attributes, skills and qualifications, we believe that Mr. Morrison’s service as a board member of public and private companies enable him to bring valuable insight and knowledge to the Company’s board.
Douglas K. True. Mr. True, 67, is the retired Senior Vice President for Finance and Operations and University Treasurer for the University of Iowa. Mr. True served as the chief financial officer of the University of Iowa and provided operational oversight and management direction for a broad range of non-academic units including human resources, facilities management and utilities. He also oversaw the operating and capital budgets of the University of Iowa with broad responsibility for financial management and controls of all university budgets. Mr. True received an MBA from Drake University. We consider Mr. True to be a qualified candidate for service on the board due to his extensive business and financial accounting expertise, as well as his knowledge of and prominence in our market area.

CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring 2018

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Richard R. Donohue	2008(1)	Director of MidWestOne Financial and the Bank
	Ruth E. Stanoch	2015	Director of MidWestOne Financial and the Bank
	Kurt R. Weise	2015(2)	Director of MidWestOne Financial and the Bank
	Stephen L. West	1991	Director of MidWestOne Financial and the Bank

(1)
Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 1999.

(2)	Mr. Weise became a director of the Company upon completion of the Merger with Central on May 1, 2015. He had been a director of Central since 1988.

Term Expiring 2019

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Tracy S. McCormick	2011	Director of MidWestOne Financial and the Bank
	Kevin W. Monson	2005	Chairman of MidWestOne Financial; Chairman of the Bank
	Richard J. Schwab	2013	Director of MidWestOne Financial and the Bank
	R. Scott Zaiser	2008(1)	Director of MidWestOne Financial and the Bank

(1)
Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 2006. He resigned in May 2015 as part of the restructuring of the board in conjunction with the Central Merger, and was subsequently elected to the board in 2016.

Richard R. Donohue. Mr. Donohue, 67, is the former Managing Partner of TD&T CPAs and Advisors, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he was involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne Financial in 1999. He became a director of the Company upon completion of our merger with the former MidWestOne Financial in March 2008. Mr. Donohue was appointed to the board of directors of the Bank in 2009. We consider Mr. Donohue to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge of and prominence in our market area.
Tracy S. McCormick. Ms. McCormick, 56, is the Chief Financial Officer and a director of Mill Creek Development Company, an urban planning and development company in Pasadena, California. She currently serves on the board of Folience, a private company based in Cedar Rapids, Iowa. Her prior experience includes a 17-year career in investment banking with J.P. Morgan & Co., Incorporated in New York, Chicago, and Los Angeles. Ms. McCormick is the daughter of our former Chairman and current Director Emeritus, W. Richard Summerwill, and became a director of the Company in 2011 following his retirement from the board. She became a director of the Bank upon the completion of our merger with Central in May 2015. Ms. McCormick received a B.A. in Economics and Communications from the University of Michigan and a M.Sc. in Economics from the London School of Economics and Political Science. We consider Ms. McCormick to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to her skills and expertise developed in investment banking and subsequent business experience.
Kevin W. Monson. Mr. Monson, 65, is the Chairman of the Board of the Company and Chairman of the Board of the Bank. He is the President, Managing Partner and the largest shareholder of Neumann Monson, Inc., an architectural services firm headquartered in Iowa City. He became a director of the Company and the Bank in 2005. Mr. Monson is also the majority partner in Tower Partners, a real estate investment partnership. We consider Mr. Monson to be a qualified candidate for service on the board due to his skills and expertise developed as the head of a successful architectural firm and his knowledge of and prominence in the Iowa City market.
Richard J. Schwab. Mr. Schwab, 65, is a self-employed entrepreneur, angel fund investor, real estate investor and business owner, and is also a Certified Public Accountant. He became a director of the Company in July 2013. Mr. Schwab was a director of the Company from 2004 to 2008, and has been a director of the Bank since 2004. We consider Mr. Schwab to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Corporate Governance Committee due to his skills and expertise developed as an entrepreneur, and his knowledge of and prominence in the Iowa City market.
Ruth E. Stanoch. Ms. Stanoch, 58, has been a corporate affairs consultant since 2008. She became a director of the Company upon completion of our merger with Central in May 2015 and a director of the Bank in 2016. Among her prior experiences, in 2010, Ms. Stanoch served as the senior advisor to Minnesota's governor-elect, Mark Dayton, and from 1994 to 2007, was employed with Thomson Legal & Regulatory. Between 2010 and 2012, Ms. Stanoch also served on various committees of the Board of Directors of Archipelago Learning, Inc., a leading subscription-based online education company. She received her Bachelor's degree from the University of Minnesota, and was a policy fellow at the University of Minnesota's Humphrey Institute of Public Affairs. Among other attributes, skills and qualifications, we believe that Ms. Stanoch's extensive corporate experience, leadership at a large corporation and previous service on a public company board provide valuable experience to the Company's board, Audit Committee, and Nominating and Corporate Governance Committee.
Kurt R. Weise. Mr. Weise, 60, is the retired Executive Vice President of the Company and was appointed to such position in May 2015 upon completion of our merger with Central. Mr. Weise joined the board of directors of Central in 1988, and he became a director of the Company and the Bank upon completion of our merger with Central in May 2015. Mr. Weise also served as the Chairman of the Board of Central Bank since 1994. He previously served as the President of Central since 1988. In addition, Mr. Weise has served in various finance and banking roles with Mr. Morrison and certain of his associates since 1985. Mr. Weise received his Bachelor’s degree from Winona State University, and he is a Certified Public Accountant. Among other attributes, skills and qualifications, we believe that Mr. Weise’s leadership as President of Central, his years of experience in finance and banking, and his status as a CPA enable him to bring valuable insight and knowledge to the Company’s board.
Stephen L. West. Mr. West, 71, is the majority owner and Chairman of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He has been a director of the Company and the Bank since 1991. Mr. West is also the Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle. We consider Mr. West to be a qualified candidate for service on the board and the Compensation Committee due to his skills and expertise acquired in positions of leadership at several institutions in MidWestOne Financial’s market areas.
R. Scott Zaiser. Mr. Zaiser, 56, is the President of Zaiser's Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the former MidWestOne in 2006. Mr. Zaiser was a director of the Company upon completion of our merger with the former MidWestOne, serving from 2008 to 2015. He resigned from the board in May 2015 as part of the restructuring of the board in conjunction with the Merger with Central and was subsequently elected to the board in 2016. He was appointed to the board of directors of the Bank in 2011. We consider Mr. Zaiser to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee due to his skills acquired as the president of a successful business, as well as his knowledge of the Burlington market.
In addition, Mr. W. Richard Summerwill, who had served on our board of directors since our formation in 1983 and served as our long-time Chief Executive Officer prior to our merger with the former MidWestOne Financial in March 2008, and Mr. John S. Koza, who also had served on our board of directors since our formation in 1983 and retired from the board in 2014, both currently serve as non-voting Directors Emeriti.
Finally, the following individuals serve as executive officers of MidWestOne Financial, three of whom are named in the compensation tables included in this proxy statement:
James M. Cantrell. Mr. Cantrell, 57, is Vice President, Chief Investment Officer and Treasurer of the Company and Senior Vice President, Chief Investment Officer and Treasurer of the Bank. He joined the Company in his current position in July 2009. Prior to joining the Bank, he had been with Provident Bank in Baltimore, Maryland, since 2008, where he served as Senior Vice President and Director of Treasury Operations. In that capacity, he was responsible for management of asset/liability activities, investment portfolio accounting, and derivative activity and compliance. Prior to that, he was employed as the Senior Vice President and Treasurer of Mercantile-Safe Deposit and Trust Company in Baltimore, Maryland, where he had been employed since 2001. Mr. Cantrell has a B.A. in business and economics from Wittenberg University.
Mitchell W. Cook. Mr. Cook, 52, is a Senior Regional President for the Minnesota and Wisconsin markets of the Company.  Prior to MidWestOne’s merger with Central Bank, he served as the President and COO of Central Bank since 2010. He began his career with Central in 2002 as a Commercial Lender. Prior to joining Central, Mr. Cook was involved in non-bank businesses in western Michigan, where he gained 15 years of experience in retail, wholesale distribution and manufacturing. Mr. Cook received his Bachelor's degree in economics from Colby College in Maine. Mr. Cook received his MBA in management information systems and strategic management from the Carlson School of Management at the University of Minnesota. He is also a graduate of the Graduate School of Banking in Madison, Wisconsin.
Kevin E. Kramer. Mr. Kramer, 50, is Chief Operating Officer of the Company. He joined the Company in his current position in October 2016. Prior to joining the Bank, he had been with Bank Midwest since 2011, where he served as Executive Vice President of Commercial Banking. In that capacity, he was responsible for commercial banking, business development and client relationship management. Prior to that, he was employed as the Senior Vice President and Director, Commercial Strategy and Administration at UMB Financial Corporation, where he had been employed since 1995. Mr. Kramer has a B.A. in business administration from Benedictine College.
Kent L. Jehle. Mr. Jehle, 57, is the Executive Vice President and Chief Credit Officer of the Company and the Bank. He became the Company's Executive Vice President and Chief Credit Officer upon consummation of our merger with the former MidWestOne Financial in March 2008. Prior to that merger, Mr. Jehle had been serving as the Bank's Executive Vice President-Commercial Banking since 2004. He has been with the Company and the Bank since 1986.
Katie A. Lorenson. Ms. Lorenson, 36, is the Senior Vice President and Chief Financial Officer of the Company, a position she has held since September 2016. Prior to the Merger, she served as the Senior Vice President and Chief Financial Officer of Central and Central Bank since 2011. Prior to joining Central, Ms. Lorenson was a manager with McGladrey in the Financial Institutions practice where she gained nearly 10 years of experience serving community banks in audit and accounting matters as well as mergers, acquisitions, and FDIC loss share accounting and best practices. Ms. Lorenson received her Bachelor's degree in accounting from Minnesota State University Moorhead. Ms. Lorenson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.
Karin M. Taylor. Ms. Taylor, 49, is the Senior Vice President and Chief Risk Officer of the Company. Prior to the Merger, she served as the Chief Risk Officer of Central Bank since 2009. Prior to joining Central, she worked as a Director in the Risk Management Consulting practice at McGladrey. She has 25 years of experience in industry and consulting including management of various operational, lending and retail divisions, regulatory compliance, internal audit, process design and workflow management. Ms. Taylor received her Bachelor's degree from St. Olaf College.
Merger-Related Agreements
Pursuant to the terms of the Agreement and Plan of Merger dated November 20, 2014, by and between Central and the Company (the “Merger Agreement”), as the holder of all of the outstanding shares of the common stock of Central, the John M. Morrison Revocable Trust #4 (the “Trust”) received as merger consideration, upon the closing of the Merger on May 1, 2015, $64,000,000 in cash and 2,723,083 shares of MidWestOne Financial common stock, which represented 24.5% of the outstanding shares of MidWestOne Financial common stock. Mr. Morrison, a director of the Company, is the trustee of the Trust. As described under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Mr. Morrison beneficially owned 2,430,893 shares as of February 1, 2017, or 21.2% of our common stock as of such date, and the Trust beneficially owned 2,245,193 shares, or 19.6% of our common stock, as of such date.
The Company and Central specifically negotiated and named in the Merger Agreement those individuals who would serve as the Company’s executive officers following the Merger. The Company and Central also negotiated in the Merger Agreement that the board of directors of the Company following the Merger would initially consist of eight directors appointed by the Company (each, a “Company-Related Director”) and five directors appointed by Central (each, a “Central-Related Director”). The Company and Central also negotiated in the Merger Agreement that Mr. Morrison would serve as the Chairman of the Board of the Company immediately after the closing of the Merger.
Pursuant to the Merger Agreement and as reflected in the Company’s prior amended and restated bylaws which became effective upon the consummation of the Merger, the Class I directors consist of two Company-Related Directors and two Central-Related Directors, one of whom is required to be Mr. Morrison. The prior bylaws provided that at the 2017 annual meeting of shareholders, Mr. Morrison, if then still serving as a director, may not stand for re-election, but if he has served the entirety of his initial term, subject to the approval of the Nominating and Corporate Governance Committee, the board of directors will nominate an individual recommended by Mr. Morrison to fill the seat left vacant by Mr. Morrison. As previously discussed, the bylaws have since been amended to provide that Mr. Morrison may stand for re-election at the 2017 annual meeting of shareholders. Class I will consist of two Central-Related Directors until the 2020 annual meeting of shareholders, except under certain circumstances described in the bylaws.

The Class II directors consist of two Company-Related Directors and two Central-Related Directors. Class II will consist of two Central-Related Directors until the 2021 annual meeting of shareholders, except under certain circumstances described in the bylaws. The Class III directors formerly consisted of four Company-Related Directors and one Central-Related Director, who was required to be Mr. Albert. As required by the bylaws, at the 2016 annual meeting of shareholders, Mr. Albert was not eligible to stand for reelection, Class III no longer included Central-Related Directors, and the total number of Central-Related Directors was reduced by one.
Mr. Morrison was also a party to the Shareholder Agreement dated as of November 20, 2014 (the “Shareholder Agreement”), among the Company, the Trust, CBS LLC (“TruPS Holder”), the holder of all outstanding preferred securities of CBI Capital Trust III, Riverbank Insurance Center, Inc., the holder of all outstanding Class A units (the “Insurance Agency Units”) of Central Insurance Agency, LLC (“Insurance Agency Owner”) and Mr. Morrison, who has common control over the Trust, TruPS Holder and Insurance Agency Owner. Among other things, pursuant to the Shareholder Agreement: (i) the Trust and Mr. Morrison are entitled to certain preemptive rights with respect to MidWestOne Financial securities until the first to occur of November 20, 2017 or the Trust and Mr. Morrison owning less than 10% of our common stock; (ii) the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison were subject to a general prohibition on the sale or transfer of shares of MidWestOne Financial common stock until the first anniversary of the effective time of the Merger; (iii) the Company is generally entitled to a right of first refusal in the event that any of the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison desire to sell shares of MidWestOne Financial common stock following the effective time of the Merger; and (iv) the Trust was entitled to certain customary registration rights relating to the shares of MidWestOne Financial common stock it received in conjunction with the Merger, which it has exercised. Additionally, the Shareholder Agreement subjects the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison to certain customary “standstill” provisions and a requirement that such parties vote their shares of MidWestOne Financial common stock in accordance with the terms of the Shareholder Agreement with respect to various matters for certain periods of time. The Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are required to vote their shares: (i) in favor of all nominees to the board of directors as approved by the board, through the 2018 annual meeting of shareholders; (ii) in favor of all proposals of the board of directors as approved by the board, unless the proposal adversely affects its own interests, through the 2017 annual meeting of shareholders; and (iii) against any shareholder proposal not approved by the board or recommended by the board for approval, through the 2017 annual meeting of shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS
General
The board has adopted guidelines on significant corporate governance matters that, together with our Code of Business Conduct and Ethics and other policies, creates our corporate governance standards. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance standards, the board does not involve itself in the day-to-day operations of MidWestOne Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).
With the exception of Messrs. Funk, Morrison, and Weise, each of our current directors and nominees is “independent,” as defined under The Nasdaq Stock Market LLC’s listing rules, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is currently made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestonefinancial.com. Our Code of Business Conduct and Ethics is also available on our website. Also posted on our website is a general description regarding our company and links to our filings with the SEC.
Our board of directors held six meetings during 2016. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by all of the directors in office at such time, except for Mr. West.
Audit Committee
In 2016 the Audit Committee was comprised of Messrs. Donohue (Chairman) and Schwab, and Mses. McCormick and Stanoch. Each individual is considered to be “independent” under Nasdaq listing rules and the regulations of the SEC. It is anticipated that the composition of the Audit Committee will remain the same throughout 2017, except that Mr. True is expected to join the Audit Committee and Ms. Stanoch will leave the committee following the 2017 annual meeting of shareholders. The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the SEC. The board has based this determination on Mr. Donohue’s education and his professional experience as the managing partner of a certified public accounting firm.
The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
To promote independence of the audit function, the Audit Committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2016, the committee met fifteen times.
Compensation Committee
In 2016 the Compensation Committee of MidWestOne Financial was comprised of Messrs. West (Chairman), Hatch, Latham and Ruud, and Ms. McCormick. Mr. Latham left the committee upon his retirement from the board of directors in April 2016, and Mr. Ruud will leave the committee upon his departure from the board of directors in April 2017. It is expected that Mr. True and Ms. Stanoch will join the Compensation Committee, and that Ms. McCormick will become chair of the Compensation Committee after the 2017 annual meeting of shareholders. Each individual served as an “independent” director as defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.
The Compensation Committee reviews the performance of our Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other Named Executive Officers (“NEOs”). The Compensation Committee relies upon Mr. Funk’s assessment of each NEO’s individual performance, which considers, as applicable, each executive’s efforts in achieving his or her individual goals each year and the executive’s overall success in the performance of his or her role in the organization. Individual goals for NEOs are established by Mr. Funk in consultation with each executive officer which consider the strategic and financial objectives of the Company. The Compensation Committee also consults with management and its independent advisors on a variety of matters relative to overall executive compensation and respective performance of our NEOs. No executive officer participates in any recommendation, discussion, or decision with respect to his or her own compensation or benefits. Further, the Compensation Committee administers our overall executive compensation program including equity incentive plans, our long-term incentive plans and our executive incentive bonus plans. As a result, it has ultimate responsibility for interpretation and oversight of those plans.
The Compensation Committee’s duties, responsibilities, and functions are further described in its charter. The committee reviews its charter at least annually. It then recommends approval of the charter to the Company’s board of directors. The committee’s charter is available on our website, www.midwestonefinancial.com. You may also request a copy of this charter by writing to the Compensation Committee Secretary at MidWestOne Bank, 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700.
The charter gives the Compensation Committee the authority to hire outside consultants and independent advisors to further its objectives and responsibilities. For the last several years and again in 2016, the Compensation Committee retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive compensation practices and procedures. F.W. Cook & Co. provides no other services to the Company, and the Compensation Committee believes F.W. Cook & Co. is independent as determined under applicable Nasdaq guidance.

The Compensation Committee met four times during 2016, convening in January, February, August, and December. Mr. West also met as needed with internal staff members and members of management to assimilate compensation information for this proxy statement.
Nominating and Corporate Governance Committee
In 2016 the members of the Nominating and Corporate Governance Committee of MidWestOne Financial were Messrs. Schwab (Chairman), Donohue, and Zaiser, and Ms. Stanoch. Each individual is considered “independent” under Nasdaq listing rules. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2017. The primary purposes of the committee are to identify and recommend individuals to serve on our board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2016, the committee met one time.
Director Nominations and Qualifications
For the 2017 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board three incumbent directors whose current terms are set to expire at the 2017 annual meeting and one new director of the Company. These nominations were further approved by the full board. We did not receive any properly-made shareholder nominations for directorships for the 2017 annual meeting.
The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and any shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.
The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. Mr. True was nominated to the board of directors by Mr. Donohue.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer of MidWestOne are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman’s assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.
Independent Director Sessions
The board of directors has created the position of a “lead” independent director, currently filled by Mr. West. The Nominating and Corporate Governance Committee reviews this appointment annually, and the full board has the opportunity to ratify the committee’s selection. It is expected that Ms. McCormick will serve as lead director after the annual meeting of shareholders. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions. Consistent with Nasdaq listing rules, the independent directors regularly have the opportunity to meet without the non-independent directors present, and in 2016 there were two such sessions.

Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plans may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from our Chief Risk Officer regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Code of Ethics
We have a code of conduct in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is posted on our website at www.midwestonefinancial.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT
The Audit Committee, which is comprised solely of independent directors, assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with our management and RSM US LLP, the independent registered public accounting firm that audited our financial statements for that period. The committee has also discussed with RSM US LLP the matters required to be discussed by Auditing Standards No. 1301, and has received and discussed the written disclosures and the letter from RSM US LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and RSM US LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
Submitted by:
The MidWestOne Financial Group, Inc. Audit Committee
Richard R. Donohue (Chairman)
Tracy S. McCormick
Richard J. Schwab
Ruth E. Stanoch

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes MidWestOne Financial’s compensation philosophy and policies as applicable to the NEOs listed in the Summary Compensation Table on page 25. This CD&A is intended to explain the structure and rationale associated with each material element of the executives’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.
MidWestOne Financial and MidWestOne Bank share an executive management team. The members of the executive management team, including the NEOs, are compensated by the Bank, not by MidWestOne Financial. The compensation packages of the NEOs are determined and approved by the Compensation Committee (the “Committee”) based on the executives’ performance and roles for both MidWestOne Financial and MidWestOne Bank.
Named Executive Officers
In this CD&A and the executive compensation tables that follow, as a result of the mid-year retirements of two members of our executive management team, we are reporting seven “named executive officers” or “NEOs”. Both retirements were previously disclosed and the transition process for each was deliberate. Gary J. Ortale retired from his position as Executive Vice President and Chief Financial Officer on August 31, 2016 and retired from all employment with the Company on October 31, 2016. Susan R. Evans retired from her position as Chief Operating Officer on October 24, 2016, and will continue to provide services to the Company in a non-executive capacity through her final retirement date later in 2017. Following the retirements of Mr. Ortale and Ms. Evans, Katie A. Lorenson became Senior Vice President and Chief Financial Officer and Kevin E. Kramer became our new Chief Operating Officer. As a result of these transitions, as of December 31, 2016, our seven NEOs included: Charles N. Funk, our President and Chief Executive Officer, Katie A. Lorenson, our Senior Vice President and Chief Financial Officer, Kent L. Jehle, our Executive Vice President and Chief Credit Officer, Kurt R. Weise our Executive Vice President, Mitchell W. Cook, our Senior Regional President, Gary J. Ortale, our retired Executive Vice President and Chief Financial Officer, and Susan R. Evans, our former Chief Operating Officer. As was also previously disclosed in September 2016, Mr. Weise retired as of December 31, 2016.
Our Financial & Operational Performance
The past year, our Company met with both accomplishments - we completed the merger of MidWestOne Bank and Central Bank -- and challenges in the form of lower revenues and increased credit costs.
For the year ending December 31, 2016, MidWestOne Financial Group, Inc. recorded net income of approximately $20.4 million or $1.78 per fully-diluted share. After excluding the effects of merger related expenses of $4.6 million ($2.9 million after tax), adjusted diluted earnings per share were $2.03, reflecting a decline of 24.8%. We also posted return on assets of 0.68% and a return on average tangible common equity of 10.13%.  The Company’s management has continued to target the efficiency ratio as a key component of measuring operating performance.  However, the impact of the merger and additional loan loss provision taken in the fourth quarter have caused an increase in this metric to a level that is above the Company’s previous, more favorable results. The resulting efficiency ratio for the year ending December 31, 2016 was 66.43%. Management identified several loans showing significant deterioration in credit. As a result, non-performing loans in the loan portfolio for MidWestOne Bank rose to 1.31% at December 31, 2016, compared to 0.54% of total bank loans for December 31, 2015.  Net charged-off loans increased to 0.26% of total loans.  Capital levels remain within regulatory guidelines with tangible equity to total assets at 7.62% at year-end, a modest increase from 7.51% at the prior year-end.
Our management team remains focused on continued integration efforts as we continue to improve operating efficiency and direct our efforts on achieving more favorable financial results.
2016 Say-On-Pay
We received approximately 99% of votes cast in support of our executive compensation program during the 2016 annual shareholders meeting, which was an all-time high for our Company and the second highest of our peer group. Of our seventeen peer group banks, only four received less than 90% support. MidWestOne Financial, the Board and the Committee pay careful attention to communications received from shareholders, including the results of these nonbinding, advisory say-on-pay votes. The Committee considered the results of the advisory vote as one of the many factors in making 2016 compensation decisions and believes that the vote reflects the strong support of our shareholders with respect to the philosophy and methodology pursuant to which we compensate our executive officers. The Committee did not alter our compensation philosophy or methodology as a result of the 2016 vote.
Compensation Philosophy and Objectives
The Committee believes that our executive compensation plans, programs and objectives must fundamentally support MidWestOne Financial’s achievement of sustained, long-term financial success and the overall goal of increasing shareholder value. All of MidWestOne Financial’s compensation program is designed to attract and retain executive management and key employees, motivate them to achieve desired performance, and reward them for excellent performance. The compensation program is not designed or intended to reward substandard performance results. Additionally, our executive compensation program is intended to align the interests of executive management and key employees with those of our shareholders without creating undue risk to the Company. In an effort to ensure all this, the program, and all plans implemented thereunder, are reviewed and directed by the Committee.
MidWestOne Financial’s executive compensation program is designed and structured to be consistent with the guiding philosophies, and to achieve the strategic objectives, as follows:

•	encourage a relatively consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	maintain a currently competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

◦	ensure the performance and success of each individual in support of our current goals and strategic plan;

◦	allow the hiring and retention of key personnel who are critical to our long-term success;

◦	emphasize goal-based performance objectives, including various incentive compensation programs which are aligned with management’s strategic plan and focused efforts; and,

◦	minimize, and eliminate when possible, any undue risk to the Company with respect to all compensation practices and programs;

•	provide consistent management practices which:

◦	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne Financial (shareholders, customers, employees, regulators, and communities);

◦	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and,

◦	avoid any implied or real conflict between management’s responsibilities to the Company and each person’s personal interests.
The Committee believes that the compensation program for our NEOs should reflect, in large part, success as a management team rather than as individuals, with focus on attaining key operating objectives with measurable results pertaining to loan, deposit, and total asset growth, asset quality, the growth and consistency of earnings, providing support to the many communities in which we serve, and ultimately an increased market price for our stock. Our compensation program provides balanced reward opportunities tied to performance outcomes that drive shareholder value. The Committee continues to be mindful of the importance of an executive compensation program which is designed to include incentives that do not threaten the value of MidWestOne Financial or the investments of our shareholders and has concluded that our compensation program is reasonably unlikely to have a material adverse effect on the Company. We believe that the performance of the executives, in consideration of the general economic, and specific company, industry, and competitive conditions, should be the basis for determining their overall compensation, all while adhering to the highest level of legal and ethical standards.
Peer Group Benchmarking
As noted previously, the Compensation Committee engaged the services of F.W. Cook & Co., an independent compensation consultant (“F.W. Cook”), to provide expertise and serve as a resource as the Committee continually evaluates and analyzes our executive compensation program. In connection with its work for the Committee during 2016, F.W. Cook assisted the Committee with an evaluation of an effective peer group of financial institutions in the Midwestern United States. The peer group companies were identified based on asset size, economic factors, and geographical area, and are intended to reflect our Company’s larger asset size and expanded geographical footprint resulting from our 2015 merger with Central.

• Bank Mutual Corporation, Milwaukee, WI	• Hills Bancorporation, Hills, IA
• Community Trust Bancorp, Inc., Pikeville, KY	• Horizon Bancorp, Michigan City, IN
• Enterprise Financial Services Corp., Clayton, MO	• Lakeland Financial Corporation, Warsaw, IN
• First Busey Corporation, Champaign, IL	• MainSource Financial Group, Inc., Greensburg, IN
• First Financial Corporation, Terra Haute, IN	• Mercantile Bank Corporation, Grand Rapids, MI
• First Merchants Corporation, Muncie, IN	• QCR Holdings, Inc., Moline, IL
• First Mid-Illinois Bancshares, Inc., Mattoon, IL	• Waterstone Financial, Inc., Wauwatosa, WI
• German American Bancorp, Inc., Jasper, IN	• West Bancorporation, West Des Moines, IA
• Heartland Financial USA, Inc., Dubuque, IA
Compensation Components
General. There are four primary components to our executive officer compensation program: base salary, incentive bonus, equity awards and additional fringe benefits. In reviewing an executive officer’s compensation, the Committee considers and evaluates all components of the officer’s total compensation with the intention of providing each executive with a competitive compensation package. The Committee gives consideration to the research and analysis conducted by F.W. Cook to ensure that the total compensation paid to each of our executive officers remains competitive with the total compensation paid by our peers. Further, the Committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event.
As described in more detail below, MidWestOne Financial has entered into employment agreements or similar agreements with each of our NEOs. The Committee believes these agreements serve to attract and retain key executives to MidWestOne Financial and that their terms allow each executive to focus his or her significant individual efforts and attention on matters that are most important to the continued success of the Company.
Base Salary. The Committee believes that competitive base salary received by an executive officer is important to keep too much emphasis from being placed on short-term performance and short-term incentives. Base salaries of our NEOs are typically adjusted during the annual performance review process.
In setting annual base salary, the Committee typically considers an executive’s level of responsibility, individual performance during the prior year, internal pay equity and information concerning the compensation practices of our peer group. The Committee reviews Mr. Funk’s performance during the prior year. Each NEO’s performance is evaluated by reviewing performance appraisal information and recommendations made available by management. This review considers each NEO’s achievement of individual goals and how his or her performance has contributed to the overall financial performance of the Company. Mr. Funk presents the performance evaluations and his recommendations for each NEO, other than himself, to the Committee. Mr. West, the Committee’s Chairperson and Ms. McCormick, the Committee’s Chair-Elect, present the same for Mr. Funk. Mr. Monson, the Chair of the Company’s board of directors also provides feedback to the Committee about Mr. Funk’s performance. The Committee acknowledges that the roles and responsibilities of our NEOs are substantial to the success of the Company and, therefore, the performance and respective compensation of our NEOs is critical to ongoing positive financial performance.
The Committee also considers the evolving landscape of the banking environment regionally and nationally, the impact of the economy and increased regulation of our industry on our earnings, the return on average assets, and overall assets. The Committee also considers certain economic factors in the financial industry that are beyond the NEOs’ control.
The Committee strives to maintain a base salary position which is competitive and fair with respect to our regional peer banks, and, more specifically, aligns our NEOs’ compensation with our financial performance relative to our peer group, with a goal of ranking within the top one-third of this group when supported by the Company’s financial performance. Then, the Committee, with the assistance of F.W. Cook, performs a customary review of base salary levels, on at least an annual basis, by comparing the Company’s compensation levels to those of its peer group. Because of the recent changes to our peer group, which were necessitated by our merger-related growth, as well as our 2016 financial performance, our NEOs’ salaries are not currently within the top one-third of our peer group. The Committee continues to discuss and consider our Company’s progress toward this goal to ensure that our NEOs’ base salaries are appropriate and competitive, yet reflective of our performance when measured in comparison to the peer group.

Cash Incentive Awards-Bonus. The Committee also determines annual cash incentive awards for our NEOs with consideration to the performance results outlined for each executive under the executive bonus plan. All of the NEOs, other than Messrs. Cook and Ortale, participated during 2016 in the executive bonus plan. Mr. Cook participated in a commercial lending incentive compensation plan and, due to his mid-year retirement, Mr. Ortale was not eligible for a 2016 bonus. The executive bonus plan is designed to incentivize the achievement of individual and corporate financial goals while considering the mitigation of any risks which may affect the Company’s overall financial performance. Generally speaking, thresholds and targets are set within the executive bonus plan so that improvement in each goal category is necessary in order to receive any or all of a potential bonus payout. In addition, the executive bonus plan includes a “knock out” provision that requires the attainment of a minimum Company-wide performance goal or goals in order for any participating NEO to be able to receive any portion of the annual bonus. Mr. Cook’s commercial lending incentive compensation plan does not include the “knock out” provision, but does contain credit quality measures that must be satisfied in order for a bonus to be due and payable.
The bonus and corresponding goal setting process occurs annually. Mr. Funk provides recommendations with respect to members of management other than himself to Mr. West and Ms. McCormick for their initial review. Mr. West and Ms. McCormick, with input from Mr. Monson, discuss Mr. Funk’s recommendations with members of the Committee and also consider factors applicable to Mr. Funk’s annual bonus. Mr. West then presents bonus plan recommendations to the Committee for their approval.
We provide an overview of the 2016 executive bonus plan below. However, for 2016, we did not meet the “knock out” measures established by the Committee, which were net operating income of at least $28,527,500, excluding merger-related expenses, and earnings per share of at least $2.50. Therefore, no bonuses were paid for 2016 performance under our executive bonus plan.
The executive bonus plan components designated by the Committee for each participating NEO and the percentage of salary that each participating NEO was eligible to earn for 2016 performance, were as follows:

Name	Profitability Net Operating Income/EPS	Merger Integration/Cost Savings	Tangible Common Equity	Asset Quality	Deposit Growth	Additional Individual Goals - Subjective	Potential 2016 Total Bonus (as % of Base Salary)
Charles N. Funk	30%	30%	10%	15%	5%	10%	50%
Katie A. Lorenson	40%	20%	—	—	—	40%	33.3%
Kent L. Jehle	30%	25%	—	30%	5%	10%	40%
Kurt R. Weise	40%	30%	—	—	—	30%	33.3%
Susan R. Evans	35%	30%	—	—	25%	10%	40%
As noted above, Mr. Ortale did not participate in the 2016 executive bonus plan due to his mid-year retirement.
The Committee retains the discretion to increase or decrease the amount of a bonus or any incentive compensation plan payment if either determines that special circumstances existed during the year which warranted adjustment of any bonus amount.
Profitability, Net Operating Income and Earnings Per Share Component. The Committee believes that using net operating income and earnings per share as the metrics by which we evaluate our profitability for annual incentive purposes is appropriate because each such measure focuses on the financial performance of the Company, which in turn reflects shareholder value. For 2016, these measures served not only as metrics upon which a portion of an NEO’s bonus would be calculated but also as “knock out” provisions determining our NEOs’ eligibility for any bonus at all under the executive bonus plan. The Committee set the “knock out” measures at net operating income of at least $28,527,500, excluding merger-related expenses, and earnings per share of at least $2.50. Because we did not reach these goals, our NEOs did not receive any bonus under the 2016 executive bonus plan.
Merger Integration and Cost Savings Component. The Committee believes that it was appropriate to include an incentive component reflecting the significance of each NEO’s efforts in achieving important merger integration results in connection with the 2016 combination of MidWestOne Bank and Central Bank. Each NEO, other than Mr. Cook, had responsibility to lead efforts throughout the Company related to various merger integration cost savings measures. The 2016 cost savings target was a goal of $8 million.  Although no bonuses were paid based on our 2016 performance, the Committee determined that we achieved 100% of this goal.
Tangible Common Equity Component. The Committee believes that the Company’s capital position is critical to financial soundness, performance, and overall organizational success. As noted in 2015, the Central acquisition helped us to more prudent ly deploy our excess capital, and the resulting lower percentage of our tangible equity as a percentage of tangible assets was a planned strategy. With our goal to build this ratio back toward an 8% level, the Company set acceptable progress expectations for 2016 to be in the 7.70% to 7.80% range. This was a component of Mr. Funk’s 2016 bonus plan and the Committee determined that he met 70% of this goal.
Asset Quality Performance Component. The Committee believes that favorable asset quality ratios are critical with respect to non-performing loans and net charge-offs and uses the regional peer group as a measurement to monitor this progress. For 2016, Messers. Funk and Jehle were asked to maintain asset quality ratios from year-end 2015 with no portion of this bonus component paid to the NEO if asset quality deterioration exceeded 20% in any category. Our peer group continued to improve in asset quality in 2016. MidWestOne Financial fell toward the bottom of the group as non-performing assets (“NPAs”) rose and net charge-offs also rose to 0.26%. While NPAs and net charge-offs were not high by historical standards, 2016 levels place MidWestOne Financial near the bottom of its peer banks. The Committee determined that the NEOs did not meet this goal.
Deposit Growth Performance Component. The Committee believes that core deposit growth continues to be a necessary focus for the Company. Messrs. Funk and Jehle and Ms. Evans were assigned goals to achieve MidWestOne Bank deposits at its budgeted level of $2,541,649,000. Deposits in MidWestOne Bank’s two largest state markets were judged to have grown faster than their respective statewide averages, however still fell short of budgeted amounts. In evaluating results of this component, the Committee determined that these NEOs earned 80% of this goal.
Additional Individual Performance Component. For 2016, the Committee also assigned some individual goals to Messrs. Funk, Jehle, and Weise and Mses. Lorenson and Evans. These individual goals generally reflect additional corporate measures that are affected by each executive’s performance. The Committee generally assesses overall progress toward each goal while retaining the discretion to reward other aspects of a NEO’s performance during the year if it is merited. As such, if unforeseen circumstances should warrant a bonus being paid to an executive, the Committee is authorized to consider and approve an additional or alternative bonus.
The executive bonus plan included the following individual goals during 2016:

•	With respect to Mr. Funk, the Committee considered his leadership in developing an acquisition strategy with our board of directors.

•
With respect to Ms. Lorenson, the Committee considered her leadership in the implementation of a measurement system for branch and regional profitability, the integration of the accounting and finance departments upon her appointment as Chief Financial Officer, and her contributions to the integration of the MidWestOne Financial culture into the former Central Bank footprint.

•	With respect to Ms. Evans and Mr. Jehle, the Committee considered the leadership of each with the successful integration of the MidWestOne Financial culture into the Central Bank footprint.

•
With respect to Mr. Weise, the Committee considered his leadership with achieving goals in our small business lending and home mortgage divisions, and assisting Mr. Funk with the development of a framework for considering strategic opportunities.

Following the close of the calendar year of 2016, the Committee considered the progress of each executive’s achievement toward the above stated individual goals, and although there are not specific measures against which the Committee measures such achievement, it makes a subjective determination with respect to her or his goals to determine such progress. Based on its evaluation, the Committee determined that the above NEOs achieved the following: Mr. Funk met his goal, Ms. Lorenson met approximately 75% of her goal, Ms. Evans and Mr. Jehle met approximately 55% of her or his goal, and Mr. Weise met approximately 50% of his goal.
In early 2017, the same bonus plan process was put in place with Mr. Funk and Mr. West presenting recommendations for the executive bonus plan to the Committee. The executive bonus plan includes for each NEO a maximum percentage amount that could potentially be earned upon meeting established 2017 corporate and individual goals.
Commercial Loan Officer Incentive Program. Mr. Cook’s 2016 annual bonus of $82,878 was determined in accordance with an applicable loan officer incentive compensation program. In addition to his executive duties, Mr. Cook actively provides services to the Company as a lender and has responsibility for a commercial loan portfolio. Pursuant to the loan officer program, Mr. Cook was eligible to receive a bonus based on five factors: loan growth; loan maintenance; past due loans; growth of non-interest bearing deposits; and, growth of interest bearing deposits.

•
Loan Growth. The loan officer program pays an annual bonus based on the growth of average loan balances as determined by a year-by-year comparison of such averages. The bonus is determined based on a sliding scale of percentages per one million dollars of loan growth. The percentage is based on the size of the lender’s aggregate loan portfolio: for a portfolio of up to $10 million, the percentage is 2.00% per one million dollars of loan growth; for a portfolio of $10 million to $20 million, the percentage is 2.50% per one million dollars of loan growth; for a portfolio of $20 million to $30 million, the percentage is 3.25% per one million dollars of loan growth; and, for a portfolio of more than $30 million, the percentage is 4.00% per one million dollars of loan growth. Mr. Cook earned a bonus of 13.7% or $27,196 with respect to the loan growth component.

•
Loan Maintenance. Similarly, the loan officer program pays an annual bonus based on the maintenance of the lender’s aggregate loan portfolio. There is no maintenance bonus for a portfolio of up to $10 million. The bonus is determined based on a sliding scale of percentages per one million dollars of loan portfolio maintained during the year. The percentage is based on the size of the lender’s aggregate loan portfolio: for a portfolio of $10 million to $20 million, the percentage is 0.100% per one million dollars of loan growth; for a portfolio of $20 million to $30 million, the percentage is 0.200% per one million dollars of loan growth; and, for a portfolio of more than $30 million, the percentage is 0.350% per one million dollars of loan growth. Mr. Cook earned a bonus of 18.1% or $35,890 with respect to the loan maintenance component.

•
Past Due Loans. The loan officer program also provides an offset for past due loans where such past due loans exceed 1.00% of a lender’s portfolio. The amount of the reduction is based on a sliding scale as follows: past due loans of 1.00% to 1.50% result in a bonus reduction of 1.00%; past due loans of 1.50% to 2.00% result in a bonus reduction of 1.50%; and, past due loans of more than 2.00% result in a bonus reduction of 2.50%. Mr. Cook’s bonus was not reduced based on his past due loan percentage of zero.

•
Non-Interest Bearing Deposit Growth. The loan officer program also provides loan officers the opportunity for a bonus based on the growth in non-interest bearing deposits associated with the lender’s aggregate loan portfolio. The bonus is 2.00% per one million dollars of growth in non-interest bearing deposits. This component is capped at 10%. Mr. Cook earned a bonus of 10% or $19,792 with respect to the non-interest bearing deposit growth component.

•
Interest Bearing Deposit Growth. The loan officer program also provides loan officers the opportunity for a bonus based on the growth in interest bearing deposits associated with the lender’s aggregate loan portfolio. The bonus is 1.00% per one million dollars of growth in interest bearing deposits. This component is capped at 10%. Mr. Cook did not earn a bonus with respect to the interest bearing deposit growth component.

For 2017, Mr. Cook will be eligible to continue participation in the commercial lending incentive compensation plan.
Long-Term Incentive Awards-Equity Awards. The board of directors and the Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the shareholders. Our current long-term incentive plan (the “2008 Equity Incentive Plan”), is intended to promote equity ownership in MidWestOne Financial by the directors and selected officers, to focus the management team on increasing value to the shareholders, to increase the plan participants’ proprietary interest in the success of the Company, and to encourage the retention of key employees for an extended period of time. The 2008 Equity Incentive Plan authorizes the issuance of the Company’s common stock, including the granting of stock options and restricted stock units.
All equity awards are at the discretion of the Committee in consideration of the position of the NEO, the officer’s level of influence and the corresponding ability to contribute toward the success of the Company, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.
The Committee typically approves equity awards in January of each year in the form of restricted stock units although the 2008 Equity Incentive Plan allows for the granting of various types of equity awards. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The Committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.
At its January meeting, the Committee reviewed and recommended for approval to our Board, the 2017 Equity Incentive Plan, which replaces the 2008 plan, to be effective the date of the annual shareholders meeting. The Board unanimously approved the 2017 Equity Incentive Plan subject to shareholder approval.

All Other Compensation. We provide general and customary fringe benefits to executive officers and other employees. Fringe benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help to attract and retain executives and employees, these benefits also provide financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death and are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. The Company will continue to offer fringe benefits, the amount of which shall be determined from time-to-time at the sole discretion of the Committee, provided that such benefits are not determined by regulatory rules to be limited or prohibitive as outlined in their respective restrictions.
The following table illustrates benefits and perquisites we provide to employees, including our NEOs:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Executive Deferred Compensation Plan	X	X	Not Offered
ESOP	X	X	X
Perquisites:
Automobile Allowance	As Duties Require	As Duties Require	Not Offered
Country Club Membership	As Duties Require	As Duties Require	Not Offered
401(k) Plan. MidWestOne Financial sponsors a tax-qualified, tax-exempt 401(k) retirement plan. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust’s services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.
All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute a portion of their own compensation up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on behalf of the participant according to the investment risk level the participant has chosen.
Pursuant to the plan, we provide a safe harbor matching contribution of a participant’s elective deferrals. The safe harbor match formula is calculated at 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation.
There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, is based on the Company’s profitability in a given year, and is allocated to participants per plan terms based on their annual compensation. No profit-sharing contribution was made to the plan for 2016.
Employee Stock Ownership Plan. MidWestOne Financial sponsors a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as the plan recordkeeper.
Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six years of service with the Company. MidWestOne Financial, the sponsor of the ESOP, makes an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual compensation each year. This contribution is discretionary in nature and is set and approved by the MidWestOne Financial board of directors each January.
Supplemental Executive Retirement Agreements (the “SERPs”). MidWestOne Financial provides certain of our executive officers with supplemental retirement benefits. The Committee believes these supplemental retirement benefits serve to encourage long-term executive retention while also focusing our executives’ efforts on consistent and sustainable Company performance, as such supplemental benefits are, pursuant to applicable tax rules, required to be unfunded, unsecured promises to pay the satisfaction of which is dependent on the Company’s continuing financial success. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company. As such, we believe that these supplemental benefits encourage our executive officers to think about, and work toward, the long-term health and success of MidWestOne Financial.
Ms. Lorenson is not currently a participant in a supplemental retirement arrangement. As described in more detail below, Mr. Funk, Mr. Jehle, Mr. Ortale and Ms. Evans have in place with the Company substantially similar supplemental retirement arrangements. Mr. Weise and Mr. Cook participate in supplemental arrangements that were originally implemented by Central Bank. As is described in more detail below, each of their arrangements is similar to the other.
Pursuant to their individual agreements, Messrs. Funk, Jehle and Ortale and Ms. Evans will each receive a set dollar amount upon a retirement from employment after attaining 65 years of age. Upon such a retirement, the executive’s benefit will be paid in a series of 180 monthly installments. If the executive is a “specified employee” as determined under the Internal Revenue Code at the time of his or her retirement, the installments will be delayed for six months following such retirement. Upon retirement at age 65, the executives will be eligible to receive the following monthly benefits: Mr. Funk will receive $2,083 per month; Mr. Jehle will receive $1,250 per month; Mr. Ortale will receive $2,083 per month and Ms. Evans will receive $1,250 per month. As a result of his retirement at the end of August 2016, Mr. Ortale will begin receiving installments in March 2017.
The arrangements for Messrs. Funk and Jehle and Ms. Evans also include early retirement benefits. If the executive retires after attaining age 60, but before attaining age 65, he or she will receive a reduced benefit. If the executive retires before attaining age 60, he or she shall forfeit any right to a benefit under the supplemental retirement agreement. If an executive continues working beyond age 65, he or she will receive the monthly benefit calculated at age 65 at the later date due to their postponed retirement event. The agreements provide for a full death benefit in the case of the executive’s death while still employed by the Company.
In addition to the foregoing, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon a retirement from employment after attaining 60 years of age. Upon such a retirement, Mr. Jehle’s benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833. If Mr. Jehle retires before attaining age 60, he will receive a reduced benefit. The agreement provides for a full death benefit in the case of Mr. Jehle’s death while still employed by the Company.
As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment of a supplemental retirement benefit.
The supplemental retirement benefits for Messrs. Weise and Cook are set forth in Supplemental Retirement Agreements entered between each executive and Central Bank prior to the merger. The agreements are similarly designed to provide the executive with a supplemental retirement benefit upon a retirement at or after attaining age 65. The supplemental benefit for Mr. Weise is designed to provide him an account balance of approximately $600,000 for a retirement at or after age 65. The supplemental benefit for Mr. Cook is designed to provide him an account balance of $300,000 for a retirement at or after age 65.
In each case, the normal retirement benefit is to be paid to the executive over five years with interest being credited on the unpaid balance during the payment period. In addition, if either executive is a “specified employee” as defined in the Internal Revenue Code at the time of retirement, his benefit commencement will be delayed until the date that is six months following his retirement.
Both arrangements provide for an early retirement benefit as well as benefits upon a death or disability. As noted above, Mr. Weise retired as of December 31, 2016 and, therefore, will be entitled to receive a benefit based on the accrued liability as of the date of his retirement, which is an amount equal to $493,899. That benefit, plus interest, will be paid to Mr. Weise over the five year period following his retirement. If Mr. Cook were to retire during 2016, his early retirement benefit would be equal to $20,000. In the case of his death or disability, he or his representative, as the case may be, would be entitled to a benefit equal to the accrued liability under his arrangement.
Executive Deferred Compensation Plan. In 2016, the Committee approved a new Executive Deferred Compensation Plan. The plan provides eligible executives the opportunity to defer a portion of their base salary. The plan was implemented primarily as to afford certain executives whose deferrals under our 401(k) plan are limited due to restrictions under the Internal Revenue Code an additional opportunity to save for their retirements on a tax-deferred basis. If an executive elects to defer a portion of his or her salary under the plan, such deferrals earn interest at a rate equal to the prime rate of interest as published in The Wall Street Journal (U.S. Edition) plus one percent. Account balances under the plan are always fully vested and the executive can elect to receive his or her account balance in a single lump sum or in installments paid over five or ten years. Upon a change in control, all unpaid account balances will be immediately paid in a single lump sum. In 2016, all of our NEOs other than Mr. Cook were eligible to participate in the plan. Messrs. Funk and Ortale and Ms. Evans elected to defer a portion of their 2016 base salaries under the plan. Mr. Cook first became eligible to participate in the plan with respect to his 2017 base salary.
Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, MidWestOne Financial has generally provided nominal benefits to executives that are not available to other full time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide country club memberships for all regional and market presidents and certain commercial banking officers in each market up to a maximum amount of $2,500.00 annually. The country club benefit is for single memberships only and intended to extend the officer’s external visibility and resulting business opportunities in their home community. An additional perquisite for certain officers includes a company automobile based on the needs of business travel. All of the NEOs have company cars assigned to them. We have disclosed the value of all perquisites to NEOs in the Summary Compensation Table even if these fall below the disclosure thresholds under the SEC rules. MidWestOne Financial will continue to offer limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Committee, provided that such perquisites are not considered to be restricted or prohibited by any compensation regulations.
Compensation Decisions
This section describes the decisions made by the Committee with respect to the compensation for NEOs for 2016 as well as certain decisions with respect to 2017 compensation.
Base Salary. We review the base salaries of the NEOs annually to determine whether or not they will be adjusted, as described above. The salaries for 2016, determined by the Compensation Committee at the end of 2015, are set forth in the Summary Compensation Table on page 25.
At the end of 2016, the Compensation Committee met to set base salaries for 2017. In determining those base salaries, the Committee considered many of the same factors identified above.
This table reflects base salaries of our NEOs which were earned in 2016 and those base salaries set for 2017:

Named Executive Officer		2016		2017
Charles N. Funk		$422,000		$422,000
Katie A. Lorenson	(1)	$206,231		$215,000
Kent L. Jehle		$271,000		$275,000
Kurt R. Weise		$258,550	(2)	—
Mitchell W. Cook		$204,400	(3)	$210,000
Gary J. Ortale		$181,383	(4)	—
Susan R. Evans		$271,000	(5)	$100,000

(1)	Ms. Lorenson’s base salary was increased from $200,000 to $215,000 on September 1, 2016 when she assumed the role of Senior Vice President and Chief Financial Officer.

(2)	Mr. Weise retired from employment with the Company effective as of December 31, 2016.

(3)	Mr. Cook’s base salary was increased from $191,880 to $210,000 on September 1, 2016 when he assumed the role of Senior Regional President.

(4)
Mr. Ortale retired as Executive Vice President & Chief Financial Officer with the Company effective as of August 31, 2016 and as of September 1, 2016 remained in employment as a consultant for the months of September and October at a monthly salary of $3,543.00.

(5)	Ms. Evans retired from her role as Chief Operating Officer effective as of October 24, 2016, but will continue in employment with the Company until later in 2017.
Bonus. As described above, with the exception of Mr. Cook, none of our NEOs received an annual bonus with respect to 2016 performance as a result of operation of the executive bonus plan “knock out” provision.
In addition to Mr. Cook’s bonus payment of $82,878 based on his performance results in the commercial lending incentive compensation plan, he also received a retention bonus of $25,000 pursuant to the terms of the employment agreement entered into with him at the time of our merger with the parent company of Central Bank.
In early 2017, the Compensation Committee agreed on the terms of our 2017 bonus plan. Pursuant to that plan, Mr. Funk is eligible to receive a bonus up to a maximum of 50% of his base salary, Ms. Lorenson is eligible to receive up to 33.3% of her base salary and Mr. Jehle is eligible to receive up to 33.3% of his base salary. Mr. Cook will again be eligible to receive a bonu

s under the commercial lending incentive compensation plan. Although her employment will continue until her mid-2017 retirement, Ms. Evans will not be eligible for a bonus.
Equity Awards. We typically grant equity incentives to our eligible employees, including the NEOs, in January of each year. The equity incentives granted to the NEOs historically have vested in equal installments over four years and are typically subject to forfeiture until vested. When the equity awards are granted in the form of restricted stock units, the Company does not credit dividends or dividend equivalents for periods prior to the settlement date of such units.
In January 2016, the Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,000 restricted stock units.

•	Ms. Lorenson was awarded 1,500 restricted stock units.

•	Mr. Jehle was awarded 2,500 restricted stock units.

•	Mr. Weise was awarded 1,500 restricted stock units.

•	Mr. Cook was awarded 500 restricted stock units.

•	Mr. Ortale was awarded 1,500 restricted stock units.

•	Ms. Evans was awarded 2,500 restricted stock units.
In January 2017, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,000 restricted stock units.

•	Ms. Lorenson was awarded 1,800 restricted stock units.

•	Mr. Jehle was awarded 2,200 restricted stock units.

•	Mr. Cook was awarded 400 restricted stock units.
The restricted stock units granted to our NEOs in each of 2016 and 2017 will vest 25% on each of the first four anniversaries of the grant date. Vesting of unvested restricted stock units is accelerated upon the death, disability or approved retirement of the executive, or upon a change in control of the Company if such awards are not otherwise assumed by the surviving entity or the executive’s employment is terminated in connection with the change in control. The units are typically settled by delivery of the Company’s common stock within 30 days of the vesting date. No dividends or dividend equivalents are credited to the executives for time periods prior to the settlement date of the units.
Equity Ownership Guidelines. In consultation with its compensation consultant and advisor, F.W. Cook, the Compensation Committee in 2016 established equity ownership guidelines for our non-executive board members and our NEOs. The guidelines are designed to more closely align the interests of our NEOs with those of the Company and its shareholders and to reflect the commitment of our non-executive board members to the success of the Company. The guidelines allow each individual an opportunity over three to five years, as described in the table below, to achieve compliance with the recommended equity ownership threshold.

Non-Executive Directors	5 times Annual Retainer	3 Years to Meet
Chief Executive Officer	5 times Annual Base Salary; includes unvested shares	3 Years to Meet
Chief Financial Officer and Next 3 Named Executive Officers	3 times Annual Base Salary; includes unvested shares	3 Years to Meet

All Other Compensation. While the Committee reviews and monitors the level of other compensation offered to the NEOs, the Committee typically does not adjust the level of benefits offered on an annual basis. The Committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. The perquisites received by the NEOs in 2016 are reported in the Summary Compensation Table on page 25. The benefits offered in 2016 to the NEOs are expected to continue for 2017, unless otherwise limited or prohibited by any regulatory rules.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the MidWestOne Financial board of directors has submitted the following report for inclusion in this proxy statement:
The Compensation Committee has reviewed and approved the CD&A contained in this proxy statement with management. Based on the Committee’s discussion with management, the Committee recommended that the board of directors approve and include the CD&A in this proxy statement.
Submitted by:
The MidWestOne Financial Group, Inc. Compensation Committee
Stephen L. West (Chairman)
Michael A. Hatch
Tracy S. McCormick
William N. Ruud
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs, which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers in 2016. Except as otherwise required pursuant to SEC rules, the table sets forth the following information for the years ended December 31, 2016, 2015, and 2014: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Principal Position	Year(1)	Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings(4)	All Other Compen-sation(5)	Total Compen-sation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles N. Funk	2016	$422,000	—	$132,250	—	—	$1,386	$28,144	$583,780
President and Chief	2015	$410,000	$50,000	$143,750	—	$176,813	$1,240	$28,570	$810,373
Executive Officer	2014	$377,000	—	$125,150	—	$114,983	$1,104	$28,060	$646,297

Kent L. Jehle	2016	$271,000	—	$66,125	—	—	$769	$25,847	$363,741
Executive Vice President and	2015	$250,000	—	$43,125	—	$71,660	$693	$24,722	$390,200
Chief Credit Officer	2014	$236,000	—	$62,575	—	$57,120	$622	$25,796	$382,113

Mitchell W. Cook	2016	$204,400	$25,000	$13,225	—	$84,163	—	$21,465	$348,253
Senior Regional President

Katie A. Lorenson	2016	$206,231	—	$39,675	—	$241	—	$18,964	$265,111
Senior Vice President and Chief
Financial Officer

Susan R. Evans(6)	2016	$271,000	—	$66,125	—	—	$1,206	$24,210	$362,541
(Former) Chief Operating Officer	2015	$265,000	—	$71,875	—	$95,400	$1,064	$25,144	$458,483
	2014	$240,000	—	$62,575	—	$54,300	$932	$25,507	$383,314

Kurt R. Weise(6)
(Former) Executive Vice President	2016	$258,550	—	$39,675	—	—	—	$20,300	$318,525

Gary J. Ortale(6)	2016	$181,383	—	$39,675	—	—	—	$7,709	$228,767
(Former) Executive Vice President	2015	$225,000	—	$43,125	—	$75,000	$—	$26,976	$370,101
and Chief Financial Officer	2014	$215,000	—	$62,575	—	$51,063	$—	$28,469	$357,107

(1)	Messrs. Cook and Weise and Ms. Lorenson were not named executive officers prior to 2016.

(2)
The amount set forth in the "Bonus" column attributable to the year ended December 31, 2016, reflects a retention bonus to Mr. Cook pursuant to the terms of the employment agreement entered into with him at the time of the Central merger.

(3)
The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2016, 2015 and 2014, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 15 to our consolidated financial statements for the year ended December 31, 2016, which is located on pages 101 through 103 of our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)
The amounts set forth in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column are above-market interest, as determined for proxy disclosure purposes only, accrued under the SERP during the year.

(5)	All other compensation for the NEOs attributable to fiscal 2016 is summarized below.

Name	Perquisites(i)	401(k) Match	Supplemental Retirement Contribution	ESOP Contribution	Total “All Other Compensation”
Charles N. Funk	$2,602	$10,600	$6,727	$8,215	$28,144
Kent L. Jehle	$3,115	$10,600	$3,917	$8,215	$25,847
Mitchell W. Cook	$2,650	$10,600	$—	$8,215	$21,465
Katie A. Lorenson	$3,187	$8,292	$—	$7,485	$18,964
Susan R. Evans	$1,704	$10,600	$3,691	$8,215	$24,210
Kurt R. Weise	$1,485	$10,600	$—	$8,215	$20,300
Gary J. Ortale	$1,522	$6,187	$—	$—	$7,709

(i)
Includes the incremental cost related to the use of a Company-owned automobile for Messrs. Funk, Jehle, Cook, Weise and Ortale and Mmes. Lorenson and Evans, and the Company-paid dinner club membership dues for Messrs. Funk and Cook.

(6)
Ms. Evans retired from her position as Chief Operating Officer on October 24, 2016 but remains employed with the Company, Mr. Weise retired from the Company on December 31, 2016, and Mr. Ortale retired from his position as Executive Vice President and Chief Financial Officer on August 31, 2016 and retired from the Company on October 31, 2016.

Grants of Plan Based Awards

The following table provides information on equity grants awarded to our NEOs during 2016. All such grants were made under our 2008 Equity Incentive Plan, which is described in more detail in the CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Unit Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Charles N. Funk	2/15/2016	—	—	—	5,000	—	—	$132,250
		—	$211,000	—	—	—	—	—
Kent L. Jehle	2/15/2016	—	—	—	2,500	—	—	$66,125
		—	$108,400	—	—	—	—	—
Mitchell W. Cook	2/15/2016	—	—	—	500	—	—	$13,225
		—	$—	—	—	—	—	—
Katie A. Lorenson	2/15/2016	—	—	—	1,500	—	—	$39,675
		—	$66,667	—	—	—	—	—
Susan R. Evans	2/15/2016	—	—	—	2,500	—	—	$66,125
		—	$108,400	—	—	—	—	—
Kurt R. Weise	2/15/2016	—	—	—	1,500	—	—	$39,675
		—	$83,333	—	—	—	—	—
Gary J. Ortale(2)	2/15/2016	—	—	—	1,500	—	—	$39,675
		—	$—	—	—	—	—	—

(1)
The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold and target payouts for performance under the bonus plan as described in the section titled “Cash Incentive Awards-Bonuses” in the CD&A above. The amount earned by each NEO for 2016 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Ortale did not participate in the 2016 executive bonus plan due to his mid-year retirement.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2016, held by each NEO:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	3,500	—	$16.69	4/1/2018	—	—
	—	—	—	—	12,000	$451,200
Kent L. Jehle	3,000	—	$16.69	4/1/2018	—	—
	1,500	—	$9.34	1/22/2019	—	—
	—	—	$—	—	5,250	197,400
Mitchell W. Cook	—	—	$—	—	1,000	37,600
Katie A. Lorenson	—	—	$—	—	1,950	73,320
Susan R. Evans	500	—	$16.69	4/1/2018	—	—
	1,200	—	$7.02	7/16/2019	—	—
	—	—	$—	—	6,000	225,600
Kurt R. Weise(3)	—	—	$—	—	—	—
Gary J. Ortale(3)	500	—	$16.69	4/1/2018	—	—
	500	—	$9.34	1/22/2019	—	—
	4,800	—	$7.02	7/16/2019	—	—

(1)	The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2013.

Name	2/15/2017
Charles N. Funk	750
Kent L. Jehle	375
Susan R. Evans	375
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2014.

Name	2/15/2017	2/15/2018
Charles N. Funk	1,250	1,250
Kent L. Jehle	625	625
Susan R. Evans	625	625
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2015.

Name	2/15/2017	2/15/2018	2/15/2019
Charles N. Funk	1,250	1,250	1,250
Kent L. Jehle	375	375	375
Susan R. Evans	625	625	625
The table below shows the remaining vesting schedule for unvested restricted stock units granted on May 15, 2015.

Name	5/15/2017	5/15/2018	5/15/2019
Katie A. Lorenson	150	150	150

Name	11/15/2017	11/15/2018
Mitchell W. Cook	250	250

The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2016.

Name	2/15/2017	2/15/2018	2/15/2019	2/15/2020
Charles N. Funk	1,250	1,250	1,250	1,250
Kent L. Jehle	625	625	625	625
Mitchell W. Cook	125	125	125	125
Katie A. Lorenson	375	375	375	375
Susan R. Evans	625	625	625	625

(2)	The market value of shares is based on a closing stock price of $37.60 on December 31, 2016.

(3)
Restricted stock units for Messrs. Weise and Ortale vested on their respective retirement dates with the Compensation Committee’s discretion, and will be settled in accordance with their original vesting schedules.

Option Exercises and Stock Vested in 2016
The following table sets forth information concerning the exercise of options in 2016 by each NEO:

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	1,000	$11,340	4,658	$123,204
Kent L. Jehle	—	$—	1,625	$42,981
Mitchell W. Cook	—	$—	500	$16,855
Katie A. Lorenson	—	$—	150	$4,161
Susan R. Evans	—	$—	1,875	$49,594
Kurt R. Weise(1)	—	$—	3,000	$109,103
Gary J. Ortale(1)	—	$—	5,875	$202,781

(1)	Amounts for Messrs. Weise and Ortale include the value of restricted stock units that remained outstanding and unsettled, even though vested upon the retirement of each, as of December 30, 2016.
Nonqualified Deferred Compensation Table
The following table sets forth information concerning the benefits under the Company’s supplemental retirement agreements at December 31, 2016, to which each NEO is entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	$75,000	$6,727	$13,561	—	$257,496
Kent L. Jehle	$—	$3,917	$8,437	—	$127,290
Mitchell W. Cook	$—	$—	$—	—	$60,000
Katie A. Lorenson	$—	$—	$—	—	$—
Susan R. Evans	$25,000	$3,691	$5,503	—	$101,204
Kurt R. Weise	$—	$98,700	$—	—	$592,599
Gary J. Ortale	$16,000	$159,800	$465	—	$408,048

(1)
The “Aggregate Earnings in Last FY” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2016. The above-market interest amounts are as follows: $1,386 for Mr. Funk; $769 for Mr. Jehle; and $1,206 for Ms. Evans.

(2)
The “Aggregate Balance at Last FYE” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal years 2015 and 2014. The above-market interest amounts were as follows: $1,240 for Mr. Funk, $693 for Mr. Jehle, and $1,064 for Ms. Evans in fiscal 2015; and $1,104 for Mr. Funk, $622 for Mr. Jehle, and $932 for Ms. Evans in fiscal 2014.

Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the NEOs, other than Mr. Weise and Mr. Ortale, would be entitled upon a termination of employment as of December 30, 2016. With respect to Mr. Weise and Mr. Ortale, the table sets forth information concerning actual payments made and benefits provided upon each of their respective retirements as of December 31, 2016 and October 31, 2016, respectively. Each of our NEOs, other than Mr. Weise and Mr. Ortale, would be eligible for termination-related benefits under his or her respective employment agreement.
Except for payments and benefits provided by the employment agreements and change of control agreement, all other payments and benefits provided to any NEO, other than Mr. Weise and Mr. Ortale, upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of MidWestOne Financial. For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $37.60, which was the closing price of our stock on December 30, 2016, the last trading day of the year.

	Cash Severance Payments	Equity Incentive Plan (2)	SERP (3)
Charles N. Funk
Involuntary Termination(1)	$527,500	$—	$—
Voluntary Retirement after age 60	—	—	1,560
Death or Disability, Approved Retirement or Change in Control(4)	—	451,200	2,083
Involuntary Termination in Connection with Change in Control(4)	1,497,033	—	—
Katie A. Lorenson
Involuntary Termination(1)	$215,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	73,320	—
Involuntary Termination in Connection with Change in Control(4)	496,000	—	—
Kent L. Jehle
Involuntary Termination(1)	$271,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	197,400	2,083
Involuntary Termination in Connection with Change in Control(4)	692,000	—	—
Kurt R. Weise
Retirement - December 31, 2016(5)	$258,550	$98,700	$—
Mitchell W. Cook
Involuntary Termination(6)	$204,400	$—	$20,000
Death or Disability, Approved Retirement or Change in Control(4) (6)	—	37,600	20,000
Gary J. Ortale
Retirement - October 31, 2016(7)	$—	$159,800	$—
Susan R. Evans
Involuntary Termination(1)	$271,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	225,600	1,250
Involuntary Termination in Connection with Change in Control(4)	732,800	—	—

(1)
“Involuntary Termination” refers to a voluntary resignation by the executive for “good reason” or an involuntary termination by MidWestOne Financial other than for “cause” either of which occurs other than in connection with a change in control.

(2)
This column reflects the value of unvested restricted stock unit awards that would vest upon the executive’s death or disability or the occurrence of a change in control, as well as those that could vest, in the discretion of the Compensation Committee, upon an executive’s retirement.  In the cases of Messrs. Weise and Ortale, it reflects the value of restricted stock unit awards that remained outstanding and unsettled, even though vested upon the retirement of each, as of December 30, 2016.  The restricted stock units will be settled in accordance with their original vesting schedules.

(3)
Except with respect to Mr. Cook, this column reflects the monthly benefit that would be paid if the executive had a termination of employment for the stated reason as of December 30, 2016. The monthly amount would be paid to the executive in a series of 180 installments following a termination of employment. None of the NEO’s has attained “retirement” age, 65 years old, for purposes of the SERP. However, because Mr. Funk is at least 60 years of age, he is eligible for the reduced “early retirement” benefit. If the executive’s estate elected to receive an early distribution, the monthly installments would be based on an accrued benefit for each of the executives equal to: Mr. Funk - $162,208; Mr. Jehle - $114,936; and, Ms. Evans - $67,010.
The benefit reflected for Mr. Cook is the account balance that would be paid to him, plus interest, over the five year period following a termination of employment on December 30, 2016.

(4)
The employment agreements with our named executive officers include a provision that will limit the amount of payments or benefits received by an NEO in connection with a change in control to $1.00 less than the amount that would result in the application of an excise tax under applicable provisions of sections 280G and 4999 of the Internal Revenue Code.

(5)
Mr. Weise will be entitled to receive the accrued benefit under his Supplemental Retirement Agreement over a five-year period as described in the Compensation Discussion & Analysis above. This benefit was fully vested prior to the time of Mr. Weise’s retirement and was not enhanced as a result of his retirement.

(6)
“Involuntary Termination” refers to a voluntary resignation by the executive for “good reason” or an involuntary termination by MidWestOne Financial other than for “cause” either of which occurs during the two year period from May 1, 2015 through April 30, 2017.

(7)
Mr. Ortale will be entitled to receive his vested account balance under the Executive Deferred Compensation Plan in accordance with the terms thereof and will receive a monthly supplemental retirement benefit in accordance with the terms of his SERP agreement, both as described in the Compensation Discussion & Analysis above. These benefits were fully vested prior to the time of Mr. Ortale’s retirement and neither benefit was enhanced as a result of his retirement.

Continued Health, Dental, and Vision Insurance. Pursuant to each applicable agreement, if an NEO terminated employment on December 30, 2016, he or she would be eligible to participate in our COBRA coverage program at the same monthly cost as would be charged to a continuing employee for comparable coverage. As of December 30, 2016, the incremental monthly cost of the continuing health dental, and vision coverage, based on each executive’s current coverage elections, was $333.46 for Mr. Funk, $434.48 for Ms. Lorenson, $415.46 for Mr. Jehle, $325.06 for Mr. Weise, $345.76 for Mr. Cook, and $325.06 for Ms. Evans.
Supplemental Retirement Agreements. As described above, Messrs. Funk, Jehle, and Cook and Ms. Evans each are party to a supplemental retirement agreement. With respect to the agreements for Messrs. Funk and Jehle and Ms. Evans, the “early” retirement benefit for each under such agreements is available for a termination of employment, other than for cause, on or after the executive attains age 60. As of December 30, 2016, Mr. Funk would have been eligible for the early retirement benefit, which is calculated based on the amount then accrued for accounting purposes, rather than the full monthly benefit described in the CD&A section above. With respect to the agreement for Mr. Cook, the “early” retirement benefit as of December 30, 2016 was $20,000 payable in quarterly installments over five years. Each of the NEOs, or his or her estate, would be eligible to receive a benefit upon the executive’s disability or death.
Accrued Pay and Regular Retirement Benefits. The NEOs would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and PTO pay.

•
Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 28 for information on current account balances and an overview of the deferred compensation plan.

Retirement, Death and Disability. Generally speaking, and except as described with respect to the supplemental retirement benefits, a termination of employment due to retirement, death or disability does not entitle the NEOs to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•	All unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options.

•	Any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
As of the time of a termination of employment due to retirement at or after attaining age 65, all unvested stock options shall become immediately 100% vested.

Acceleration of Vesting Upon a Change in Control. All officers, including the NEOs, who receive stock options or restricted stock units under the 2008 Equity Incentive Plan will immediately vest in any unvested stock options and restricted stock units held by such an officer upon the occurrence of a change in control of MidWestOne Financial.
Employment Agreements - Messrs. Funk, Jehle, and Weise and Mses. Lorenson and Evans. Messrs. Funk, Jehle and Weise and Mses. Lorenson and Evans have entered into employment agreements with the Company that are substantially similar in form.
The current term of the employment agreements for Messrs. Funk and Jehle and Mses. Lorenson and Evans extends through December 31, 2018. Mr. Weise’s employment agreement terminated in connection with his retirement on December 31, 2016. Each of the agreements, other than Mr. Weise’s agreement, will be automatically extended for an additional year as of the January 1 that is 12 months prior to the expiration date of the then-current term of the agreement unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control, the agreements will automatically remain in effect for two years following the change in control and will then terminate.
The employment agreements provided for annual base salaries in place as of the execution of the agreements to be reviewed annually and may be adjusted at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with MidWestOne Financial’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of MidWestOne Financial. The executives are also permitted to use a company-provided automobile.
The employment agreements provide for severance benefits in the event the executive is terminated by MidWestOne Financial other than for cause or by the executive for good reason (“Termination”). For a Termination during the employment period that does not occur in connection with a change in control of MidWestOne Financial, Mr. Funk would be entitled to receive an amount equal to 125% of his base salary and Ms. Lorenson, Mr. Jehle, Mr. Weise and Ms. Evans would be entitled to receive an amount equal to 100% of her or his base salary. For a Termination that occurs within six months before or within 24 months after a change in control of MidWestOne Financial (“Covered Period”), Mr. Funk would be entitled to receive an amount equal to 250% of his base salary plus bonus (“Base Compensation”) and Ms. Lorenson, Mr. Jehle, Mr. Weise and Ms. Evans would be entitled to receive an amount equal to 200% of her or his Base Compensation. Any severance paid in connection with a Termination during a Covered Period would be paid in a single lump sum.
Following any Termination, whether or not occurring during a Covered Period, the executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of MidWestOne Financial for so long as each was eligible to and did elect COBRA continuation coverage. Each executive would be required to pay an amount for such coverage that is the same as what an active employee pays for such coverage.
All severance benefits under the employment agreements are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. Further, all of the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by the executives during and after their employment with MidWestOne Financial, and prohibiting the executives from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 15 months following any termination of employment.
Employee Covenant Agreement - Mr. Cook. Mr. Cook is a party to an employee covenant agreement with the Company that became effective on May 1, 2015. The covenant agreement was entered in connection with our merger with Central and was intended, in part, to provide Mr. Cook with certain retention payments to incentivize him to remain with the Company following the merger. Pursuant to the covenant agreement, Mr. Cook was entitled to an aggregate retention bonus equal to $75,000 as well as a grant of 1,000 restricted stock units that vest over a 42-month period following the effective date of the merger.
The covenant agreement provides for severance benefits in the event of a Termination of Mr. Cook’s employment during the two year period following the effective date of the merger. For any such Termination, Mr. Cook would be entitled to receive as severance 100% of his base salary.
The severance pay under the covenant agreement is contingent upon Mr. Cook’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. Further, the agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by Mr. Cook during and after his employment with MidWestOne Financial, and prohibiting Mr. Cook from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for 90 days and 12 months, respectively; provided that the non-competition provision is eliminated and the non-solicitation provision is reduced to six months following a termination by MidWestOne Financial other than for cause or by Mr. Cook for good reason.

DIRECTOR COMPENSATION
The 2016 Director Fee Schedule was approved by the Committee with an effective date of April 1, 2016. Mr. Morrison was MidWestOne’s Chairman up through the annual shareholders’ meeting in April 2016, and Mr. Monson was elected Chairman as of the 2016 annual meeting. Mr. Morrison and Mr. Monson received corresponding retainer fees for the first quarter of 2016 of $5,000 and $2,500 respectively, and a prorated amount for the Chairman transition in April based on $6,250 and $5,000 respectively. The Chairman received $1,250 for each regular board meeting attended in person. Each non-employee director was paid a retainer fee of $5,000 per quarter and $1,250 for each regular board meeting attended in person. Directors were entitled to $600 for each Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meeting attended.  The Chair of the Audit Committee was entitled to a retainer of $1,250 per quarter and $600 for each meeting. The Chairs of the Compensation and Nominating and Corporate Governance Committees were entitled to a retainer of $1,000 per quarter and $250 for each meeting. The Committee approved a grant of 500 restricted stock units in 2016 for all non-executive Directors.
None of the directors receives any compensation or payment in connection with his or her service as a director other than compensation received by the Company as set forth below.
The following table shows compensation information for MidWestOne Financial’s directors who received director fees in 2016.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Larry D. Albert(5)	$6,792	$13,870	$—	$—	$24,533	$45,195
Richard R. Donohue	$36,775	$13,870	$—	$7,626	$11,150	$69,421
Michael A. Hatch	$23,825	$13,870	$—	$—	$—	$37,695
Patricia A. Heiden	$—	$13,870	$—	$—	$28,050	$41,920
Robert J. Latham(5)	$7,592	$—	$—	$—	$5,100	$12,692
Tracy S. McCormick	$33,425	$13,870	$—	$—	$9,050	$56,345
Kevin W. Monson	$27,033	$13,870	$—	$—	$12,400	$53,303
John M. Morrison	$24,617	$13,870	$—	$—	$—	$38,487
William N. Ruud	$23,475	$13,870	$—	$—	$—	$37,345
Richard J. Schwab	$33,475	$13,870	$—	$—	$12,500	$59,845
Ruth E. Stanoch	$32,025	$13,870	$—	$—	$5,950	$51,845
Stephen L. West	$27,325	$13,870	$—	$—	$10,050	$51,245
R. Scott Zaiser(6)	$16,633	$13,870	$—	$2,124	$12,717	$45,344

(1)
As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our board of directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 25 to 32.

(2)	The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on May 15, 2016 valued in accordance with FASB ASC Topic 718.

(3)	Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.

(4)	These amounts include fees, if any, for service on the board of directors of MidWestOne Bank.

(5)	Messrs. Albert and Latham resigned from the Board in April 2016.

(6)	Mr. Zaiser rejoined from the Board in April 2016.

The table below summarizes each non-employee director’s outstanding equity awards as of December 31, 2016.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Larry D. Albert	500	—	—
Richard R. Donohue	500	—	—
Michael A. Hatch	500	—	—
Patricia A. Heiden	500	—	—
Tracy S. McCormick	500	—	—
Kevin W. Monson	500	—	—
John M. Morrison	500	—	—
William N. Ruud	500	—	—
Richard J. Schwab	500	—	—
Ruth E. Stanoch	500	—	—
Stephen L. West	500	—	—
R. Scott Zaiser	500	950	—
Compensation Committee Interlocks and Insider Participation
As discussed earlier, during the early part of 2016, the Compensation Committee of MidWestOne Financial through the time of our annual shareholder meeting, was comprised of Messrs. West (Chairman), Hatch, Latham, and Ruud and Ms. McCormick.  Mr. Latham separated from board service in April 2016. None of these individuals were an officer or employee of MidWestOne Financial or its subsidiaries in 2016, and none of these individuals is a former officer or employee of the organization. In addition, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee of the board of directors was engaged as an executive officer.

PROPOSAL 2:
AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our board of directors has unanimously approved, subject to shareholder approval, an amendment to our Articles of Incorporation that would increase the authorized number of shares of common stock from 15,000,000 to 30,000,000. Under our existing Articles of Incorporation, we are authorized to issue 15,000,000 shares of common stock and 500,000 shares of preferred stock. As of the record date, March 1, 2017, 11,442,160 shares of common stock were issued and outstanding. An additional 12,650 shares of common stock are reserved for issuance pursuant to issued and outstanding stock options, and 71,050 shares are reserved for outstanding non-vested restricted stock units, which are not included in the 426,828 shares reserved for future equity award grants under our 2008 Equity Incentive Plan. If the 2017 Equity Incentive Plan is approved by our shareholders, an additional 500,000 shares will be reserved for future equity award grants under the 2017 Equity Incentive Plan, at which point no future equity awards will be granted from the 2008 Equity Incentive Plan. Thus, as of March 1, 2017, 3,047,312 shares of common stock remain available for issuance, and, for the reasons outlined below, our board recommends that shareholders approve the increase in the number of authorized shares, which, if approved, would result in 18,047,312 shares of common stock being available for issuance in the future without further shareholder approval.
Proposed Amendment to Our Articles of Incorporation
If this amendment to our Articles of Incorporation is approved by our shareholders, the current Section 1 of Article IV will be replaced in its entirety with the following:
“Section 1. The total number of shares of all classes of capital stock which the Corporation has the authority to issue is thirty million five hundred thousand (30,500,000) shares, which are divided into two classes as follows:
(a) five-hundred thousand (500,000) shares of preferred stock, no par value (the “Preferred Stock”); and
(b) thirty million (30,000,000) shares of common stock with a par value of $1.00 per share (the “Common Stock”).”
If the proposed amendment is approved by our shareholders, it will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Iowa, which we expect to occur promptly following shareholder approval of the proposal. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized shares of common stock will be filed with the Secretary of State of the State of Iowa and the proposal will not be implemented.
Reasons for the Proposed Amendment
The board believes that the increase in the number of authorized common shares is advisable and in the best interests of MidWestOne Financial and its shareholders for several reasons. The increase in the number of authorized common shares would permit the board to issue stock without further shareholder approval and thus provide MidWestOne Financial with maximum flexibility in maintaining or increasing our capital levels, including our regulatory capital in the event that the bank regulators require us to raise additional capital, structuring capital-raising transactions, acquisitions, joint ventures, strategic alliances, and for other corporate purposes. Approval of this proposal would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. Our management and board believes it is in the best interests of MidWestOne Financial and its shareholders to have the flexibility provided by an increase in the number of authorized common shares.
Effect of the Proposed Amendment
Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our board of directors, at such times, to such persons and for such consideration as the board of directors may determine in its discretion and generally without further approval by shareholders, except as may be required for a particular transaction by applicable law, regulation or stock exchange rule.
The additional shares of common stock for which we are seeking authorization would be a part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights. Approval of an amendment authorizing additional shares of common stock will not cause any change or dilution to the rights of existing holders of our common stock, unless and until such time as any shares of common stock are actually issued. The degree of any dilution that would occur following the issuance of additional shares of stock would depend upon the number of shares of stock that are actually issued in the future, which number cannot be determined at this time. Issuance of a large number of additional voting shares could have a significant dilutive effect on earnings per share and the voting power of our existing shareholders.
The issuance of additional shares of common stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of our existing management. On this basis, the proposed increase in authorized shares could enable the board to render more difficult or discourage an attempt by another person or entity to obtain control of MidWestOne Financial.
Potential Impact If the Common Stock Proposal Is Not Adopted
If the proposed amendment to our Articles of Incorporation is not adopted by our shareholders and we are unable to increase our number of authorized shares of common stock, we will have available for future issuance 3,047,312 shares of our common stock, after taking into account the shares currently outstanding and reserved for other purposes. This limited number of available shares also could inhibit our ability to raise capital, take advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies or participate in acquisitions. Without sufficient shares of common stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take full advantage of changing market conditions that will best position us to maintain a strong capital position while pursuing growth opportunities.
Shareholder Vote Necessary to Approve the Proposed Amendment
To be approved by our shareholders, the amendment to our Articles of Incorporation to increase the number of shares of common stock must receive the affirmative vote of the majority of the votes cast at the meeting. Accordingly, abstentions will have no effect on the proposal.
The board of directors recommends that you vote your shares “FOR” the approval of an amendment to our Articles of Incorporation increasing the number of authorized shares of common stock from 15,000,000 shares to 30,000,000 shares.

PROPOSAL 3:
APPROVAL OF 2017 EQUITY INCENTIVE PLAN
A proposal will be presented at the annual meeting to approve the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan. The board of directors of MidWestOne Financial adopted the 2017 Equity Incentive Plan on January 25, 2017, subject to shareholder approval. A summary of the material provisions of the 2017 Equity Incentive Plan is set forth below. A copy of the 2017 Equity Incentive Plan is set forth as Appendix A.
Proposed 2017 Equity Incentive Plan
Our board has adopted the 2017 Equity Incentive Plan to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and other individuals, and directed that the 2017 Equity Incentive Plan be submitted for approval by our shareholders. We are submitting the 2017 Equity Incentive Plan to our shareholders at this time to:
•replace our current equity compensation plan, the MidWestOne Financial Group, Inc. 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”);

•comply with Nasdaq listing rules and, with respect to incentive stock options, rules under Section 422 of the Internal Revenue Code, which require shareholder approval; and

•allow performance awards under the 2017 Equity Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

One of the requirements of “performance-based compensation” under Section 162(m) of the Internal Revenue Code is that the material terms of the performance goals must be approved by shareholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Shareholder approval of the 2017 Equity Incentive Plan is intended to constitute approval of the material terms of the performance goals under the 2017 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.
If the 2017 Equity Incentive Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the 2008 Equity Incentive Plan until its expiration. In the event the 2017 Equity Incentive Plan is not approved and the 2008 Equity Incentive Plan expires, we believe that higher cash compensation may be required to attract and retain key employees and other individuals.
In determining the number of Company shares to be authorized under the 2017 Equity Incentive Plan, the Committee and board of directors considered the effects of our size, number of outstanding shares of Company common stock, and employee headcount, and the Committee and board believe that a share reserve of 500,000 shares is appropriate. As of the date of this proxy statement through the date of the shareholder meeting, the Company will not grant any additional awards under the 2008 Equity Incentive Plan, and upon shareholder approval of the 2017 Equity Incentive Plan, the 2008 Equity Incentive Plan will be frozen.
Important Considerations
We have adopted and are recommending that our shareholders approve the 2017 Equity Incentive Plan because we believe the design of the 2017 Equity Incentive Plan, and the number of shares reserved for issuance, are consistent with the interests of our shareholders and good corporate governance practices. In approving the 2017 Equity Incentive Plan, our Committee and board of directors engaged an independent compensation consultant F.W. Cook to assist with establishing a proper share reserve for the 2017 Equity Incentive Plan. In doing so, we considered both overhang and usage.
•Burn Rate; Longevity of Authorized Shares. Burn rate (the measure of the annual rate at which companies use shares available for grant in their equity compensation plans), is an important factor for shareholders concerned about shareholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of approximately 0.3% should be viewed favorably by our shareholders. We do not anticipate that projected usage of the 2017 Equity Incentive Plan will vary materially from our historical usage, and estimate that the additional 500,000 shares to be authorized for issuance under the 2017 Equity Incentive Plan will be sufficient for several years based on historical and anticipated usage.

•Overhang. Overhang is a measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2017 Equity Incentive Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2017 Equity Incentive Plan, coupled with the shares subject to outstanding awards, were issued. As of March 1, 2017 the Company had outstanding equity awards of 12,650 stock options with a weighted average exercise price of $14.43 and weighted average remaining term of 1.34 years, 71,050 full-value awards (including restricted stock units), which are not included in the 426,828 shares remaining available in the 2008 Equity Incentive Plan, under which no new awards will be granted prospectively leading up to the date of the annual shareholders’ meeting (which represents overhang of approximately 4.5%). The approval of the new share pool of 500,000 shares to be authorized (combined with freezing the 2008 Equity Incentive Plan) will result in overhang of approximately 5.2% relative to the approximately 11,442,160 shares currently outstanding. We believe this level of overhang should not be viewed as excessive by shareholders.

Shareholder Approval; Best practices
If the 2017 Equity Incentive Plan is adopted by our shareholders, we will not make any new grants of awards under the 2008 Equity Incentive Plan. The 2017 Equity Incentive Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:
•Independent Oversight.  The 2017 Equity Incentive Plan will be administered by the Committee, which is comprised of independent board members.

•Double Trigger Change in Control Provisions.  The change in control provisions under the 2017 Equity Incentive Plan provide for acceleration of vesting in the event of a change in control only if the 2017 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.

•No Evergreen Feature.  The number of authorized shares under the 2017 Equity Incentive Plan is fixed at 500,000. As of the date of shareholder approval of the 2017 Equity Incentive Plan, no new grants will be made under the 2008 Equity Incentive Plan. The 2017 Equity Incentive Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.

•Conservative Share Reuse Provision.  Shares subject to an award under the 2017 Equity Incentive Plan will not be available for reuse if such shares are tendered in payment of a stock option, delivered or withheld to satisfy any tax withholding obligation, or not issued upon the settlement of a stock-settled SAR or other award.

•Tax-Deductible Cash Incentive Awards.  The 2017 Equity Incentive Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Section 162(m) of the Internal Revenue Code for “performance-based compensation.”

•Minimum Vesting Periods. Stock awards that are vested solely based on continued service, must have a vesting period of at least one year, with the exception that up to 5% of the share reserve may have a shorter vesting period for director awards.

•Dividends Subject to Vesting. Dividend payments or dividend equivalent payments on shares subject to outstanding awards may only be distributed upon the vesting of the underlying award, to the extent permitted by law.

•Clawback Policy Implementation.  All awards under the 2017 Equity Incentive Plan will be subject to any applicable law respecting recapture of compensation or the Company clawback policy in effect from time to time.

•Multiple Award Types.  The 2017 Equity Incentive Plan permits the issuance of stock options, restricted stock units, restricted stock and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•Repricings Prohibited.  Repricing of options and SARs generally is prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

•Discount Stock Options and SARs Prohibited.  All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.

A summary of the material provisions of the 2017 Equity Incentive Plan is set forth below. A copy of the 2017 Equity Incentive Plan is set forth as Appendix A.
General
The 2017 Equity Incentive Plan was adopted by our board to promote the Company’s long term financial success, to attract, retain and reward persons who can contribute to the Company’s success, and to further align the participants’ interests with those of the Company’s shareholders. The 2017 Equity Incentive Plan will be administered by the Committee which will select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

The 2017 Equity Incentive Plan incorporates a broad variety of cash-based and equity-based incentive compensation elements to provide the board with significant flexibility to appropriately address the requirements and limitations of recently applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2017 Equity Incentive Plan and shareholder interests.
Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be delivered to participants, or their beneficiaries, under the 2017 Equity Incentive Plan is 500,000 shares of the Company’s common stock. To the extent that any shares of stock covered by an award (including stock awards) under the 2017 Equity Incentive Plan are forfeited or are not delivered for any reason, including because the award is forfeited, canceled, or settled in cash, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the 2017 Equity Incentive Plan. With respect to stock options for which payment of the exercise price is satisfied by tendering shares of stock of the Company, or by the net exercise of the award, the full number of shares of stock set forth in the award agreement shall be counted for purposes of these limitations. With respect to stock appreciation rights (SARs) that are settled in stock, the full number of shares set forth in the award agreement shall be counted for purposes of these limitations. Additionally, shares that are tendered to, or withheld by, the Company to satisfy any tax withholding obligations will be deemed to have been delivered for purposes of these limitations.
The 2017 Equity Incentive Plan’s effective date will be April 20, 2017, subject to approval by shareholders. If approved, the 2017 Equity Incentive Plan will continue in effect as long as any awards are outstanding; provided, however, that no awards may be granted under the 2017 Equity Incentive Plan after the ten-year anniversary of the effective date. Any awards that are outstanding after the tenth anniversary of the effective date shall remain subject to the terms of the 2017 Equity Incentive Plan.
The following additional limits apply to awards under the 2017 Equity Incentive Plan:
•the maximum number of shares of stock that may be covered by options or SARs that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code which are granted to any one participant during any calendar year is one hundred thousand (100,000) shares;

•the maximum number of shares of stock that may be covered by stock awards that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code which are granted to any one participant during any calendar year is fifty thousand (50,000) shares;

•the maximum amount of cash incentive awards or cash-settled awards of stock intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code payable to any one participant with respect to any calendar year is one million dollars ($1,000,000);

•the maximum number of shares that may be subject to stock options or SARs granted to any one director solely for service on the board during any calendar year is 10,000; and

•the maximum number of shares that may be subject to stock awards granted to any one director solely for service on the board during any calendar year is 10,000.

The foregoing limitation with respect to directors will not apply to cash-based director fees that the director elects to receive in the form of shares or share based units equal in value to the cash-based director fee.

The board may use shares of stock available under the 2017 Equity Incentive Plan as the form of payment for grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.
In the event of a corporate transaction involving the stock of the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award’s status as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; provided, however, that the Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of the awards.
Except as provided by the Committee, awards granted under the 2017 Equity Incentive Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution, or pursuant to a domestic relations order. The Committee has the discretion to permit the transfer of awards under the 2017 Equity Incentive Plan; provided that such transfers shall be limited to immediate family members of participants, trusts, partnerships, limited liability companies and other entities established for the primary benefit of such family members or to charitable organizations, as long as such transfers are made without value to the participant.
If the right to become vested in an award granted under the 2017 Equity Incentive Plan to a participant is conditioned on the completion of a specified period of service with the Company or a subsidiary, without achievement of performance measures or other performance conditions being required as a condition of vesting, then the required period of service for full vesting must be at least one year. This minimum required period of service for full vesting does not apply to stock awards granted to directors provided that the aggregate of such grants does not exceed five percent of the total share reserve under the 2017 Equity Incentive Plan.
The Committee may provide a participant with the right to receive dividend payments or dividend equivalent payments on shares subject to outstanding awards provided that such dividend payments or dividend equivalent payments will be withheld by the Company and only distributed upon the release of restrictions subject to the underlying award. If the underlying award is forfeited, the participant will have no rights to such dividend payments or dividend equivalent payments.
Eligibility
Selected employees and directors of, and service providers to, the Company or its subsidiaries are eligible to become participants in the 2017 Equity Incentive Plan, except that non-employees may not be granted incentive stock options. The Committee will determine the specific individuals who will be granted awards under the 2017 Equity Incentive Plan and the type and amount of any such awards.
Options
The Committee may grant incentive stock options or non-qualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options must expire no later than ten (10) years from the date of grant (and no later than five (5) years for incentive stock options granted to a person that beneficially owns 10% or more of the Company’s common stock).
The exercise price for any option may not be less than the fair market value of the Company’s common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of the Company’s common stock at the time of grant, may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.
Options awarded under the 2017 Equity Incentive Plan will be exercisable in accordance with the terms established by the Committee. Any incentive stock option granted under the 2017 Equity Incentive Plan that fails to continue to qualify as an incentive stock option will be deemed to be a non-qualified stock option and the Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the exercise price of an option may be paid in cash, by personal, certified or cashiers’ check, in shares of the Company’s common stock (valued at fair market value as of the day of exercise) either via attestation or actual delivery, or by other property deemed acceptable by the Committee or by irrevocably authorizing a third party to sell shares of the Company’s common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price and any tax withholding resulting from such exercise price, by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of shares equal in value to the number of shares as to which the option is exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is the fair market value, or in any combination of the foregoing methods deemed acceptable by the Committee.
Stock Appreciation Rights
SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for a SAR may not be less than the fair market value of the stock on the date the SAR is granted, provided, however, that the exercise price may be higher or lower than fair market value for a SAR granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries or for SARs granted under a predecessor plan. SARs shall be exercisable in accordance with the terms established by the Committee.
Stock Awards
A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Committee. The specific performance measures, performance objectives or period of service requirements are set by the Committee in its discretion.
Cash Incentive Awards
A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the Company’s common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee. The Committee may grant cash incentive awards (including the right to receive payment of cash or the Company’s common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.
Acceleration
Any awards granted under the 2017 Equity Incentive Plan may be subject to acceleration of vesting, to the extent permitted by the Committee, including, but not limited to, in the event of the participant’s death, disability, retirement, or involuntary termination or due to a change in control.
Forfeiture
Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by such participant (whether vested or unvested) will be forfeited immediately and such participant will have no further rights under the award.
Further, except as otherwise provided by the Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether during or after the participant’s termination of service, the participant will forfeit or pay the following to the Company:
•All outstanding awards granted to the participant under the 2017 Equity Incentive Plan, including awards that have become vested or exercisable;

•Any shares held by the participant in connection with the 2017 Equity Incentive Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;

•The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and

•The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2017 Equity Incentive Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

$1 Million Limit
Section 162(m) of the Internal Revenue Code. A U.S. income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to a “covered employee” (our Chief Executive Officer and three other most highly compensated executive officers other than our Chief Financial Officer). However, amounts that constitute “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code, are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2017 Equity Incentive Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any stock awards or cash incentive awards being granted to any participant are intended to be “performance-based compensation”. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code.
Performance Measures. The performance measures that may be used for such awards under the 2017 Equity Incentive Plan will be based on any one or more of the following the Company, subsidiary, business unit or financial reporting segment performance measures as selected by the Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; net income margin; interest income margins; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; customer retention or growth; employee retention or growth; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units or financial reporting segments of the Company or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items.
Change In Control
Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2017 Equity Incentive Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2017 Equity Incentive Plan is not an obligation of the successor entity following a change in control or (ii) the 2017 Equity Incentive Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control.
If vesting of an outstanding award is conditioned upon the achievement of performance measures, then (i) if, at the time of the change in control, the established performance measures are less than 50% attained, then such award shall become vested and exercisable on a fractional basis with the numerator being the percentage of attainment and the denominator being 50% upon the change in control and (ii) if, at the time of the change in control, the performance measures are at least 50% attained, then such award shall become fully earned and vested immediately upon the change in control.

For purposes of the 2017 Equity Incentive Plan, a “change in control” generally will be deemed to occur when (i) any person acquires the beneficial ownership of 50% or more of the common stock of the Company, except that the acquisition of an interest by a benefit plan sponsored by the Company or a corporate restructuring in which another member of the Company’s controlled group acquires such an interest generally will not be a change in control for purposes of the 2017 Equity Incentive Plan, (ii) during any 12-month period, a majority of the board members serving as of the 2017 Equity Incentive Plan’s effective date, or whose election was approved by a vote of a majority of the directors then in office, no longer serves as directors, or (iii) the Company combines or merges with another company and, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the resulting company.
In the event an award under the 2017 Equity Incentive Plan constitutes “deferred compensation” for purposes of Section 409A of the Internal Revenue Code, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Section 409A of the Internal Revenue Code.
Amendment and Termination
The board may at any time amend or terminate the 2017 Equity Incentive Plan or any award granted under the 2017 Equity Incentive Plan, provided that no amendment or termination may impair the rights of any participant without the participant’s written consent. The board may not amend the provision of the 2017 Equity Incentive Plan to materially increase the original number of shares that may be issued under the 2017 Equity Incentive Plan (other than as provided in the 2017 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2017 Equity Incentive Plan without approval of shareholders. However, the Committee may amend the 2017 Equity Incentive Plan or any award agreement at any time, retroactively or otherwise, to ensure that the 2017 Equity Incentive Plan complies with current or future law without shareholder approval, and the Committee may unilaterally amend the 2017 Equity Incentive Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Section 409A of the Internal Revenue Code, and applicable regulations and guidance thereunder.
Clawback Policy
All awards, amounts and benefits received under the 2017 Equity Incentive Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable the Company clawback policy or any applicable law even if adopted after the 2017 Equity Incentive Plan becomes effective.
U.S. Federal Income Tax Considerations
The following is a summary of the U.S. federal income tax consequences that may arise in conjunction with participation in the 2017 Equity Incentive Plan.
Non-Qualified Stock Options. The grant of a non-qualified option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will generally be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).
The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.
If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss generally will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights. The grant of a SAR generally will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Stock Awards. A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.
Cash Incentive Awards. A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.
Withholding of Taxes. The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may not be used to satisfy more than the maximum individual statutory tax rate for each individual jurisdiction.
Change in Control. Any acceleration of the vesting or payment of awards under the 2017 Equity Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.
Tax Advice
The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2017 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2017 Equity Incentive Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
* * * * *
The number and types of awards to be made pursuant to the 2017 Equity Incentive Plan is subject to the discretion of the Committee and is not determinable at this time.
Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the matter at the annual meeting. In tabulating the votes, abstentions and any “broker non-votes,” which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions or otherwise do not vote on the adoption of the 2017 Equity Incentive Plan will be disregarded and have no effect on the outcome of the vote.

The board of directors recommends a vote FOR the approval of the 2017 Equity Incentive Plan, as described in this proxy statement. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

PROPOSAL 4:
NON-BINDING, ADVISORY PROPOSAL TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as MidWestOne Financial, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding, advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting of shareholders, our shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board has determined that MidWestOne Financial will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at our 2018 annual meeting of shareholders.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of MidWestOne Financial’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read carefully the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2016. The Compensation Committee and our board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in 2016 reflects and supports these compensation policies and procedures.
In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:
“RESOLVED, that MidWestOne Financial Group, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement dated March 10, 2017.”
Approval of this resolution requires that the number of votes cast in favor of the resolution at the annual meeting exceed the number of votes cast against it. While this say-on-pay vote is required as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors recommends shareholders vote to approve the overall compensation of our NEOs, as described in this proxy statement, by voting “for” this proposal. Proxies properly signed and returned will be voted “for” this proposal unless shareholders specify otherwise.

PROPOSAL 5:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders are also being asked to adopt a resolution to ratify the appointment of RSM US LLP (formerly McGladrey LLP through October 25, 2015) as our independent registered public accounting firm for the year ending December 31, 2017. If the appointment of RSM US LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and our board of directors. A representative from RSM US LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires, as well as to respond to appropriate questions that may be asked by shareholders.
The board of directors recommends that shareholders vote “for” the proposal to ratify the appointment of RSM US LLP as our independent auditors for the year ending December 31, 2017.
Accountant Fees
During the period covering the fiscal years ended December 31, 2016 and 2015, RSM US LLP performed the following professional services for the Company for which we paid the following amounts.

	2016	2015
Audit Fees(1)	$445,000	$690,000
Audit-Related Fees(2)	30,853	22,220
Tax Fees(3)	164,304	72,170
All Other Fees(4)	27,255	27,288
Total Fees	$667,412	$811,678

(1)
Audit fees consist of fees for professional services provided for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees represent fees for professional services related to tax compliance, preparation of original federal and state tax returns, claims for refunds, tax advice, and tax planning services.
(4)	All other fees represent fees billed by the principal accountant for any other services performed in the year noted.

Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors, and all such services provided in 2015 and 2016 were approved. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 1, 2017, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director and nominee as of February 1, 2017, by each NEO, and by all directors and executive officers of MidWestOne Financial as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 1, 2017.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership (1,2)		Percent of Class
Directors and Nominees:
Charles N. Funk	91,075	(3)	*
Richard R. Donohue	32,974	(4)	*
Michael A. Hatch	3,733	(5)	*
Tracy S. McCormick	82,754		*
Kevin W. Monson	77,646		*
John M. Morrison	2,430,893	(6)	21.2%
William N. Ruud	1,100		*
Richard J. Schwab	4,166	(7)	*
Ruth E. Stanoch	1,200		*
Douglas K. True	—		*
Kurt R. Weise	32,546	(8)	*
Stephen L. West	29,736	(9)	*
R. Scott Zaiser	11,047	(10)	*
Other Named Executive Officers
Mitchell W. Cook	19,791	(11)	*
Susan R. Evans	18,858	(12)	*
Kent L. Jehle	32,272	(13)	*
Katie A. Lorenson	702	(14)	*
Gary J. Ortale	27,019	(15)	*
All directors and executive officers as a group (18 persons)	2,897,512		25.3%
*    Indicates that the individual or entity owns less than one percent of MidWestOne Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on February 1, 2017, was 11,442,160.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 3,696 shares allocated to his ESOP account. Also includes options to purchase 3,500 shares of common stock exercisable within 60 days of February 1, 2017.

(4)	Includes 19,769 shares owned by Mr. Donohue’s spouse.

(5)	Includes 1,035 shares held in his spouse’s revocable trust and 2,193 shares held in his IRA.

(6)
Includes 2,245,193 shares owned as trustee of John M. Morrison Revocable Trust #4. Also includes 185,700 shares in a private charitable foundation over which Mr. Morrison and his spouse share investment direction and voting power. Mr. Morrison and the Trust are required to vote their shares pursuant to the terms of the Shareholder Agreement. See “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.”

(7)	Includes 2,666 shares held in an IRA for Mr. Schwab.

(8)	Includes 16,250 shares owned by Mr. Weise’s spouse, 15,300 shares held in his revocable trust, and 246 shares allocated to his ESOP account.

(9)	Includes 11,236 shares held in his spouse’s revocable trust and 15,312 shares held in his revocable trust.

(10)	Includes 121 shares owned by a corporation over which Mr. Zaiser has control. Also, includes options to purchase 950 shares of common stock exercisable within 60 days of February 1, 2017.

(11)	Includes 166 shares allocated to his ESOP account.

(12)	Includes 3,104 shares allocated to her ESOP account. Also includes options to purchase 1,700 shares of common stock exercisable within 60 days of February 1, 2017.

(13)
Includes 3,412 shares allocated to his ESOP account, 2,300 shares held in an IRA, 1,000 shares held by his spouse, and 7,400 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes options to purchase 4,500 shares of common stock exercisable within 60 days of February 1, 2017. Includes 14,510 shares pledged in respect to a lending arrangement.

(14)	Includes 177 shares allocated to her ESOP account.

(15)	Includes 1,500 shares held in his spouse’s IRA, over which he has shared voting and investment power, 10,000 shares held in his IRA, and 2,998 shares allocated to his ESOP account.
Other Beneficial Owners
The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock. The ownership information is as of February 1, 2017.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percent of Class
John S. Koza 209 Lexington Avenue Iowa City, Iowa 52246	883,466	(2)	7.7%
John M. Morrison Revocable Trust #4 3093 Ft. Charles Drive Naples, Florida 34102	2,245,193	(3)	19.6%

(1)	The total number of shares of common stock issued and outstanding on February 1, 2017, was 11,442,160.

(2)
Includes 60,325 shares owned by Mr. Koza’s spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee. Mr. Koza retired from the Board in April 2014 and now serves as Director Emeritus.

(3)
Mr. Morrison serves as the trustee of the John M. Morrison Revocable Trust #4. Mr. Morrison and the Trust are required to vote their shares pursuant to the terms of the Shareholder Agreement. See “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2016, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2016, except for one late filing of an amendment to Form 4 by Michael A. Hatch with respect to two purchases that were not disclosed on the original Form 4.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our directors and executive officers and their associates were customers of, and had transactions with, MidWestOne Financial and our subsidiaries in the ordinary course of business during 2016. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to MidWestOne Financial or MidWestOne Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by MidWestOne Bank’s board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne Financial, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.
Additionally, pursuant to the Audit Committee’s written charter, the committee evaluates and pre-approves any non‑lending, material transaction between MidWestOne Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to MidWestOne Financial or not done at arm’s length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules and regulations (without regard to the amount involved) do not require the committee’s pre-approval. A director may not participate in any discussion or approval by the committee of any related-party transaction with respect to which he or she is a related party, but must provide to the committee all material information reasonably requested concerning the transaction.

EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the following information as of December 31, 2016 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.
Additional information regarding stock option plans is presented in Note 13 - Stock Compensation Plans in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	84,500	$12.42	431,828
Equity compensation plans not approved by securityholders	—	—	—
Total	84,500	$12.42	431,828

(1)
The number of securities to be issued as shown in column (a) represents 18,450 outstanding options and 66,050 nonvested restricted stock units. The weighted-average exercise price shown in column (b) reflects only the weighted-average exercise price of the outstanding options and does not take into account the grant date fair value of the outstanding nonvested restricted stock units.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND
NOMINATION AND PROPOSAL PROCEDURES
General Communications with the Board
Shareholders may contact MidWestOne Financial’s board of directors by contacting the Corporate Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.
Nominations for Director
In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the proposed director nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2018 annual meeting of shareholders, will be no earlier than January 20, 2018, and no later than February 19, 2018). Such nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company’s stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Exchange Act. In addition, the following information about the shareholder making the nomination must be included: name and address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder’s nominee; and the class and number of shares of MidWestOne Financial’s stock which are beneficially owned by all such persons. Our board of directors may reject any nomination by a shareholder, and the proposed nomination will not be accepted if presented at the shareholder meeting, if such nomination is not timely made in accordance with the foregoing requirements.
Other Shareholder Proposals
In accordance with our bylaws, a shareholder may propose other business to be considered at an annual meeting of shareholders by delivering written notice of the proposed business to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2018 annual meeting of shareholders, will be no earlier than January 20, 2018, and no later than February 19, 2018). Such notice to the Corporate Secretary must include: a brief description of the business desired to be brought before the annual meeting; the reasons for conducting such business at the annual meeting; any material interest in such business of such shareholder; and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the following information about the shareholder making the proposal must be included: name and address of the shareholder and any other beneficial owner on whose behalf the proposal is brought; and the class and number of shares of MidWestOne Financial’s capital stock that are owned beneficially and of record by all such persons. Our board of directors may reject any proposal by a shareholder, and the proposal will not be accepted if presented at the shareholder meeting, if such proposal is not timely made in accordance with the foregoing requirements.
For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2018, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the 2017 annual shareholders meeting (which will be November 10, 2017), and must otherwise comply with the rules and regulations set forth by the SEC.
ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, which includes our financial statements as of and for the year ended December 31, 2016, preceded or accompanies this proxy statement.
If you would like a copy of our corporate governance guidelines, board committee charters or our code of business conduct and ethics, we will send you one without charge. Please write to:
Mr. Kenneth R. Urmie
Corporate Secretary
MidWestOne Financial Group, Inc.
102 South Clinton St.
P.O. Box 1700
Iowa City, Iowa 52244-1700
* * * * *
ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES, VOTE BY TELEPHONE OR VOTE BY INTERNET, AS DESCRIBED IN THE NOTICE, PROMPTLY.

APPENDIX A
MIDWESTONE FINANCIAL GROUP, INC.
2017 EQUITY INCENTIVE PLAN
Article 1
INTRODUCTION
Section 1.1    Purpose, Effective Date and Term. The purpose of this MIDWESTONE FINANCIAL GROUP, INC. 2017 EQUITY INCENTIVE PLAN is to promote the long-term financial success of MidWestOne Financial Group, Inc. and its Subsidiaries by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders. The “Effective Date” of the Plan is April 20, 2017, the date of the approval of the Plan by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the 10-year anniversary of the Effective Date.
Section 1.2    Participation. Each employee and director of, and service provider (with respect to which issuances of securities may be registered under Form S-8) to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director or service provider, provided that such Award does not become vested prior to the date such individual commences such services.
Section 1.3    Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).
Article 2
AWARDS
Section 2.1    General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing award under the Plan, any other plan of the Company or a Subsidiary, a Predecessor Plan, or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:
(a)    Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the 10-year anniversary of the Effective Date or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.
(b)    Stock Appreciation Rights. A stock appreciation right (a “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.
(c)    Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement) in the future, excluding Awards designated as stock options, SARs or cash incentive awards by the Committee. Such Awards may include bonus shares, stock units, performance shares, performance units, restricted stock, restricted stock units or any other equity-based Award as determined by the Committee.

(d)    Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or Shares having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs or stock awards by the Committee, all as shall be reflected in the respective Award Agreement) determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.
Section 2.2    Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than 10 years after its grant date (five years in the case of an ISO granted to a 10% Shareholder). The exercise price of each stock option and SAR shall be not less than 100% of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall not be less than 110% of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director or service provider granted by an acquired entity or a Predecessor Plan.. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third business day following exercise of a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified or cashiers’ check; (e) by other property deemed acceptable by the Committee or (f) by any combination thereof.
Section 2.3    Performance Based Compensation. Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. The grant of any Award and the establishment of performance measures that are intended to be Performance-Based Compensation shall occur during the period required under Code Section 162(m).
(a)    Performance Measures. The performance measures described in this Section 2.3 may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; net income margin; interest income margins; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; customer retention or growth; employee retention or growth; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries, business units or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan.
(b)    Partial Achievement. An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.
(c)    Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time hereafter under the regulations promulgated under Code Section 162(m). To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d)    Adjustments. Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent the Committee exercises such negative discretion as is permitted under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.
Section 2.4    Restrictions on Stock Awards. If the right to become vested in an Award granted to an employee Participant is conditioned on the completion of a specified period of service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives (whether or not related to the performance measures) being required as a condition of vesting, and without it being granted in lieu of, or in exchange for, other compensation, or other Awards, then the required period of service for full vesting shall not be less than one year (subject to acceleration of vesting, to the extent permitted by the Committee, as provided herein); provided, however, that the required period of service for full vesting with respect to stock awards shall not apply to Awards granted to Director Participants provided that the aggregate of such director grants do not exceed 5% of the total Share reserve set forth in Section 3.2(a).
Section 2.5    Dividends and Dividend Equivalents. Any Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award; provided, however, any dividend payments or dividend equivalent payments with respect to the Award shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the dividend payments or dividend equivalent payments withheld at a rate and subject to such terms as determined by the Committee. The dividend payments or dividend equivalent payments so withheld by the Committee and attributable to any particular Award (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Award and, if such Award is forfeited, the Participant shall have no right to such dividend payments or dividend equivalent payments.
Section 2.6    Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award, whether vested or unvested, held by a Participant shall terminate immediately, such Award shall be forfeited and the Participant shall have no further rights thereunder.
Section 2.7    Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.7 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.7, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.
Article 3
SHARES SUBJECT TO PLAN
Section 3.1    Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.
Section 3.2    Share Limitations.
(a)    Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 500,000 Shares (all of which may be granted as ISOs). As of the Effective Date, no further awards shall be granted pursuant to a Predecessor Plan. The maximum number of Shares available for delivery under the Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4.
(b)    Reuse of Shares. Any Shares subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of a stock option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award.
Section 3.3    Limitations on Grants to Individuals. The following limitations shall apply with respect to Awards:
(a)    Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any one Participant during any calendar year that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 100,000. For purposes of this Section 3.3(a), if a stock option is granted in tandem with an SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, the tandem option and SAR rights with respect to each Share shall be counted as covering one Share for purposes of applying the limitations of this Section 3.3(a).
(b)    Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 50,000.
(c)    Cash Incentive Awards and Stock Awards Settled in Cash. The maximum dollar amount that may be payable to any one Participant pursuant to cash incentive awards and cash-settled stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be $1,000,000.
(d)    Dividends, Dividend Equivalents and Earnings. For purposes of determining whether an Award is intended to be qualified as Performance-Based Compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any Award that is not yet vested shall be treated as a separate Award, and (ii) if the delivery of any Shares or cash under an Award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.
(e)    Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to qualify as Performance-Based Compensation, subject to adjustment pursuant to Section 3.4.
(f)    Director Awards.
(i)    The maximum number of Shares that may be subject to stock options or SARs granted to any one Director Participant during any calendar year shall be 10,000.
(ii)    The maximum number of Shares that may be subject to stock awards that are granted to any one Director Participant during any calendar year shall be 10,000.
(g)    The foregoing limitations shall not apply to cash-based director fees that the director elects to receive in the form of Shares or Share based units equal in value to the cash‑based director fee.
Section 3.4    Corporate Transactions; No Repricing.
(a)    Adjustments. To the extent permitted under Code Section 409A, to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not negatively affect the status of an Award intended to qualify as Performance-Based Compensation, if applicable); provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).
(b)    No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.
Section 3.5    Delivery of Shares.  Delivery of Shares or other amounts under the Plan shall be subject to the following:
(a)    Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.
(b)    No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
Article 4
CHANGE IN CONTROL
Section 4.1    Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in any Award Agreement, at the time of a Change in Control:
(a)    Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately if, (i) the Plan and the respective Award Agreements are not the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control or (ii) the Plan and the respective Award Agreements are the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control and the Participant incurs a Termination of Service without Cause or by the Participant for Good Reason following such Change in Control.
(b)    Notwithstanding the foregoing provisions of this Section 4.1, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then such vesting shall be subject to the following:
(i)    If, at the time of the Change in Control, the established performance measures are less than 50% attained (as determined in the sole discretion of the Committee, but in any event, based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50% upon the Change in Control.
(ii)    If, at the time of the Change in Control, the established performance measures are at least 50% attained (as determined in the sole discretion of the Committee, but in any event based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become fully earned and vested immediately upon the Change in Control.
Section 4.2    Definition of Change in Control.
(a)    For purposes of the Plan, “Change in Control” means the first to occur of the following:
(i)    The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company;
(ii)    During any 12-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless either the election of, or the nomination for election by, the Shareholders of any new director was approved by a vote of a majority of the Board, in which case such new director shall for purposes of the Plan be considered as a member of the Board; or
(iii)    The consummation by the Company of (i) a merger, consolidation or other similar transaction if the Shareholders immediately before such merger, consolidation or other similar transaction do not, as a result of such merger, consolidation or other similar transaction, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of, all or substantially all of the assets of the Company.
(b)    Notwithstanding any provision in the foregoing definition of Change in Control to the contrary, a Change in Control shall not be deemed to occur solely because 50% or more of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders in the same proportion as their ownership of Stock immediately prior to such acquisition.
(c)    Further notwithstanding any provision in the foregoing definition of Change in Control to the contrary, in the event that any Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under such Award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.
Article 5
COMMITTEE
Section 5.1    Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), an “outside director” (within the meaning of Code Section 162(m)) and an “independent director” (within the meaning of the rules of the securities exchange which then constitutes the principal listing for the Stock), in each case to the extent required by the Exchange Act, Code Section 162(m), or the applicable rules of the securities exchange which then constitutes the principal listing for the Stock, respectively. Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
Section 5.2    Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:
(a)    The Committee shall have the authority and discretion to select from among the Company’s and each Subsidiary’s employees, directors and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.
(b)    Notwithstanding anything in the Plan to the contrary, in the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards, without satisfying the requirements of Code Section 162(m).
(c)    The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(d)    The Committee shall have the authority to define terms not otherwise defined in the Plan.
(e)    Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.
(f)    In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.
Section 5.3    Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity, the Plan, the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.
Section 5.4    Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
Section 5.5    Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions and valuations of any such persons.
Article 6
AMENDMENT AND TERMINATION
Section 6.1    General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.7, Section 3.4 and Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities that may be delivered under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.
Section 6.2    Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.7 or Section 3.4 without further consideration or action.

Article 7
GENERAL TERMS
Section 7.1    No Implied Rights.
(a)    No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.
(b)    No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.
(c)    No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.
Section 7.2    Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members or to charitable organizations; and provided, further, that such transfers shall not be made for value to the Participant.
Section 7.3    Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not have any further liability to anyone.
Section 7.4    Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, the granting of restricted stock, stock options or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify as Performance-Based Compensation under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.
Section 7.5    Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.
Section 7.6    Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.
Section 7.7    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
Section 7.8    Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.
Section 7.9    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.
Section 7.10    Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Section 7.11    No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
Section 7.12    Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Iowa without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 7.13    Benefits Under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan and any other benefit plan maintained by the Participant’s employer.
Section 7.14    Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.
Section 7.15    Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Company at the address set forth below:
MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240

Such communications shall be deemed given:
(a)    In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b)    In the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
(c)    In the case of facsimile, the date upon which the transmitting party receives confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by facsimile, U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Corporate Secretary.
Section 7.16    Clawback Policy. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy and any similar policy established by the Company that may apply to the Participant, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
Section 7.17    Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether during or after the Participant's Termination of Service, in addition to and not in limitation of any other rights, remedies, damages, penalties or restrictions available to the Company under the Plan, an Award Agreement, any other agreement between the Participant and the Company or a Subsidiary, or otherwise at law or in equity, the Participant shall forfeit or pay to the Company:
(a)    Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;
(b)    Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant's Termination of Service and within the 12-month period immediately preceding the Participant's Termination of Service;
(c)    The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant's Termination of Service and within the 12-month period immediately preceding the Participant's Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and
(d)    The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant's Termination of Service and within the 12-month period immediately preceding the Participant's Termination of Service and where such sale or disposition occurs in such similar time period.
Article 8
DEFINED TERMS; CONSTRUCTION
Section 8.1    Definitions. In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:
(a)    “10% Shareholder” means an individual who, at the time of grant, owns Voting Securities possessing more than 10% of the total combined voting power of the Voting Securities.
(b)    “Award” means an award under the Plan.
(c)    “Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required.
(d)    “Board” means the Board of Directors of the Company.
(e)    If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means (i) any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or a Subsidiary, (ii) willful violation of any law, rule or regulation in connection with the performance of the Participant's duties to the Company or a Subsidiary (other than traffic violations or similar offenses), (iii) with respect to any employee of the Company or a Subsidiary, commission of any act of moral turpitude or conviction of a felony or (iv) the willful or negligent failure of the Participant to perform the Participant’s duties to the Company or a Subsidiary in any material respect.
Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have constituted a termination for Cause.
Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”
(f)    “Change in Control” has the meaning ascribed to it in Section 4.2.
(g)    “Code” means the Internal Revenue Code of 1986.
(h)    “Code Section 162(m)” means the provisions of Section 162(m) of the Code and any rules, regulations and guidance promulgated thereunder.
(i)    “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder.
(j)    “Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.
(k)    “Company” means MidWestOne Financial Group, Inc., an Iowa corporation.
(l)    “Director Participant” means a Participant who is a member of the Board or the board of directors of a Subsidiary that is not otherwise an employee of the Company or a Subsidiary.
(m)    “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering the Company’s or a Subsidiary’s employees.
(n)    “Effective Date” has the meaning ascribed to it in Section 1.1.
(o)    “Exchange Act” means the Securities Exchange Act of 1934.
(p)    “Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Section 409A and Section 422 of the Code.
(q)    “Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission or any successor thereto.
(r)    If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:
(i)    A material, adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to the applicable Change in Control;

(ii)    A material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or
(iii)    Relocation of the Participant’s primary place of employment of more than 50 miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.
Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within 12 months of the initial existence of the applicable condition.
(s)    “ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.
(t)    “Participant” has the meaning ascribed to it in Section 1.2.
(u)    “Performance-Based Compensation” has the meaning ascribed to it in Code Section 162(m).
(v)    “Plan” means the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan.
(w)    “Policy” has the meaning ascribed to it in Section 7.16.
(x)    “Predecessor Plan” means collectively the ISB Financial Corp. Stock Option Plan, the MidWestOne Financial Group Inc. 1998 Stock Incentive Plan, the MidWestOne Financial Group, Inc. 2006 Stock Incentive Plan, and the MidWestOne Financial Group, Inc. 2008 Equity Incentive Plan.
(y)    “SAR” has the meaning ascribed to it in Section 2.1(b).
(z)    “Securities Act” means the Securities Act of 1933.
(aa)    “Share” means a share of Stock.
(bb)    “Shareholders” means the shareholders of the Company.
(cc)    “Stock” means the common stock of the Company, $1.00 par value per share.
(dd)    “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation,” as defined in Section 424(f) of the Code, with respect to the Company.
(ee)    “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:
(i)    The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.
(ii)    The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.
(iii)    If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iv)    A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of services under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is 90 days after the date the service provider last provides services requested by the Company or a Subsidiary.
(v)    Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” as defined under Code Section 409A.
(ff)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
Section 8.2    Construction. In the Plan, unless otherwise stated, the following uses apply:
(a)    Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;
(b)    References to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time;
(c)    In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including”;
(d)    References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;
(e)    Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;
(f)    The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively;
(g)    All references to articles and sections are to articles and sections in the Plan unless otherwise specified;
(h)    All words used shall be construed to be of such gender or number as the circumstances and context require;
(i)    The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;
(j)    Any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and
(k)    All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

MIDWESTONE FINANCIAL GROUP, INC.
ATTN: KENNETH R. URMIE
102 SOUTH CLINTON ST.
P.O. BOX 1700
IOWA CITY, IA 52244-1700

You can vote this proxy in one of three ways:
1) By Mail 2) By Internet 3) By Telephone

1) VOTE BY MAIL
Mark, s gn and date your proxy card and return t n the postage-pa d enve ope we have prov ded or return t to Vote Process ng, c/o Broadr dge, 51 Mercedes Way, Edgewood, NY 11717. To ensure your proxy s rece ved n t me to be counted n advance of the meet ng date, p ease ma t me y to arr ve by Apr 18, 2017.

2) VOTE BY INTERNET - www.proxyvote.com
Use the nternet to transm t your vot ng nstruct ons and for e ectron c de very of nformat on up unt 11:59 p.m. Eastern t me on Apr 19, 2017. Have your proxy card n hand when you access the webs te and fo ow the nstruct ons to obta n your records and to create an e ectron c vot ng nstruct on form.

3) VOTE BY PHONE - 1-800-690-6903
Use any touch-tone te ephone to transm t your vot ng nstruct ons up unt 11:59 p.m. Eastern t me on Apr 19, 2017. Have your proxy card n hand when you ca and then fo ow the nstruct ons.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
f you wou d ke to reduce the costs ncurred by our company n ma ng proxy mater a s, you can consent to rece v ng a future proxy statements, proxy cards and annua reports e ectron ca y v a e-ma or the nternet. To s gn up for e ectron c de very, p ease fo ow the nstruct ons above to vote us ng the nternet and, when prompted, nd cate that you agree to rece ve or access proxy mater a s e ectron ca y n future years.

TO VOTE, MARK BLOCKS BELOW N BLUE OR BLACK NK AS FOLLOWS:

E18748-P86719 KEEP TH S PORT ON FOR YOUR RECORDS

DETACH AND RETURN TH S PORT ON ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIDWEST*ONE* FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. To e ect the four nd v dua s be ow to serve as C ass directors for a 3 year term exp r ng n 2020:	☐	☐	☐

To w thho d authority to vote for any nd v dua nom nee(s), mark "For A Except" and wr te the number(s) of the nom nee(s) on the ne be ow.

____

Nominees:

01) Char es N. Funk
02) M chae A. Hatch
03) John M. Morr son
04) Doug as K. True

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve an amendment to the Art c es of ncorporat on to ncrease the number of author zed shares of common stock to 30,000,000 shares.	☐	☐	☐
3. To approve the M dWest*One* F nanc a Group, nc. 2017 Equ ty ncent ve P an.	☐	☐	☐
4. To approve, n a non-b nd ng, adv sory vote, the compensat on of certa n execut ve off cers of the Company.	☐	☐	☐
5. To rat fy the appo ntment of RSM US LLP to serve as the Company's ndependent reg stered pub c account ng f rm for the f sca year end ng December 31, 2017.	☐	☐	☐

Note: The proxies are authorized to vote, in their discretion, on such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes and/or comments, p ease check th s box and wr te them on the back where nd cated. ☐

P ease nd cate f you p an to persona y attend the Annua Meet ng of Shareho ders on Apr 20, 2017, by check ng Yes or No: ☐ Yes ☐ No

P ease s gn exact y as your name(s) appear(s) hereon. When s gn ng as attorney, executor, adm n strator, or other f duc ary, p ease g ve fu t t e as such. Jo nt owners shou d each s gn persona y. A ho ders must s gn. f a corporat on or partnersh p, p ease s gn n fu corporate or partnersh p name by author zed off cer.

Signature [PLEASE S GN W TH N BOX]	Date	S gnature (Jo nt Owners)	Date

COMMON

THE DIRECTORS AND OFFICERS
OF MIDWESTONE
FINANCIAL GROUP, INC.
CORDIALLY INVITE YOU TO ATTEND THE
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 20, 2017, 2:00 P.M. CDT
SHERATON IOWA CITY HOTEL
210 S. DUBUQUE STREET
IOWA CITY, IOWA 52240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

E18749-P86719

REVOCABLE PROXY

MIDWESTONE FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
April 20, 2017, 2:00 P.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles N. Funk and Katie A. Lorenson, as attorneys and proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of MIDWESTONE FINANCIAL GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 20, 2017, at 2:00 P.M., Central time, at the Sheraton Iowa City Hotel, 210 S. Dubuque Street, Iowa City, Iowa 52240, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL nominees for director listed on the reverse side, FOR proposals 2 through 5, and at the discretion of the appointed proxies on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1